Unisys Corporation
Unisys Way
Blue Bell, PA 19424-0001

March   , 2010

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2010 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, April 29, 2010, at the Philadelphia Marriott West, which is located at 111 Crawford Avenue in West Conshohocken, Pennsylvania. The meeting will begin at 9:30 a.m.

Unisys made significant progress in our turnaround program in 2009. Despite lower revenue in a challenging economic environment, our employees stayed focused on executing against our priorities, delivering three consecutive profitable quarters and much improved results. We reported net income of $189 million in 2009 compared with a year-earlier loss and our operating cash flow improved 56 percent to $397 million. We also made progress in strengthening our balance sheet. We are focused on continuing our progress in 2010.

As we did last year, we are making the proxy materials for this year’s annual meeting available to our stockholders over the Internet under the “notice and access” rules of the Securities and Exchange Commission. We believe these rules allow us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources. The Notice of Internet Availability of Proxy Materials that you received in the mail contains instructions on how to access this proxy statement and the 2009 annual report and vote online. The Notice also includes instructions on how you can request a paper copy of the annual meeting materials.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

Sincerely,

J. Edward Coleman
Chairman and Chief
Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 29, 2010

Unisys Corporation will hold its 2010 Annual Meeting of Stockholders at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, on Thursday, April 29, 2010, at 9:30 a.m., local time, to:

1. approve amendments to the Company’s Restated Certificate of Incorporation and Bylaws to declassify the Board of Directors and provide for the annual election of all directors beginning at the 2011 Annual Meeting of Stockholders;

2. approve an amendment to the Company’s Bylaws to increase the mandatory retirement age for directors from age 70 to age 72;

3. approve amendments to the Company’s Restated Certificate of Incorporation and Bylaws to decrease the minimum and maximum number of directors that may comprise the Board of Directors;

4. elect two directors (or, if the amendment referred to in item 2 is approved, elect three directors);

5. ratify the selection of the Company’s independent registered public accounting firm for 2010;

6. approve the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan; and

7. transact any other business properly brought before the meeting.

Only record holders of Unisys common stock at the close of business on March 1, 2010 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary

Blue Bell, Pennsylvania
March   , 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be Held on April 29, 2010:

The Company’s proxy statement and annual report are available on our website at www.unisys.com/go/proxy and www.unisys.com/go/annual.

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

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UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 29, 2010

The Board of Directors of Unisys Corporation solicits your proxy for use at the 2010 Annual Meeting of Stockholders to be held on April 29, 2010 and at any adjournments or postponements thereof. At the annual meeting, stockholders will be asked to (1) approve amendments to the Company’s Bylaws and Restated Certificate of Incorporation, as applicable, to (a) declassify the Board of Directors so that all directors are elected annually, (b) increase the mandatory retirement age for directors from age 70 to age 72 and (c) decrease the minimum and maximum number of directors that may comprise the Board of Directors; (2) elect two (or, if the above amendment relating to the mandatory retirement age is approved, three) directors, (3) ratify the selection of the Company’s independent registered public accounting firm, (4) approve a new long-term incentive and equity compensation plan and (5) transact any other business properly brought before the meeting.

The record date for the annual meeting is March 1, 2010. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, [ • ] shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2009, are being sent or given to stockholders on or about March   , 2010.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Amendments to Bylaws and Restated Certificate of Incorporation.  The affirmative vote of not less than 80% of the outstanding shares of common stock entitled to vote is required to approve each of (1) the proposal to amend the Company’s Restated Certificate of Incorporation and Bylaws to declassify the Board, (2) the proposal to amend the Company’s Bylaws to increase the mandatory retirement age of directors, and (3) the proposal to amend the Company’s Restated Certificate of Incorporation and Bylaws to decrease the minimum and maximum number of directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote “Against” the proposal.

Election of Directors.  Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “For” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors include votes to “Withhold” authority but do not include abstentions and broker non-votes.

Independent Registered Public Accounting Firm; New Long-Term Incentive and Equity Compensation Plan.  The proposal to ratify the selection of the Company’s independent registered public accounting firm and the proposal to approve a new long-term incentive and equity compensation plan will each be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote totals for these matters and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.

Internet Availability of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received e-mail instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

If you properly complete and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your properly completed proxy gives no instructions, the proxy holders will vote your shares FOR each proposal to amend the Company’s Restated Certificate of Incorporation and/or Bylaws to effect the changes regarding the Board of Directors described in this proxy statement, FOR the election of directors, FOR the selection of independent registered public accountants, FOR the approval of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan and in their discretion on any other matters that properly come before the annual meeting.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of March 1, 2010. The trustee will vote those shares in accordance with your instructions if it

receives your completed proxy by April   , 2010. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION AND/OR BYLAWS
(Items 1, 2 and 3)

The Company’s Board of Directors has adopted, declared advisable and is submitting for stockholder approval amendments to the Company’s Restated Certificate of Incorporation and/or Bylaws to (a) declassify the Board of Directors so that all directors are elected annually, (b) increase the mandatory retirement age for directors from age 70 to age 72 and (c) decrease the minimum and maximum number of directors that may comprise the Board. Pursuant to the Company’s Restated Certificate of Incorporation, the adoption of each of these amendments requires the approval of 80% of the outstanding shares of common stock entitled to vote.

Declassification of Board and Annual Election of Directors (Item 1)

Article VI, Section 2 of the Company’s Restated Certificate of Incorporation and Article II, Section 2 of the Company’s Bylaws each currently provides that the Company’s directors are divided into three classes, with the directors in each class serving a three-year term. For the reasons set forth below, the Board is proposing amendments that would eliminate the classified board structure. Under the proposed amendments, all of the Company’s directors would be elected for one-year terms each year, beginning with the 2011 Annual Meeting. All current director terms will expire at the 2011 Annual Meeting, even if some directors were elected to multi-year terms that, absent the proposed amendments, would not have expired at the 2011 Annual Meeting. The proposed amendments would also amend the provisions in the Restated Certificate of Incorporation and Bylaws regarding removal of directors. Under Delaware corporate law, directors of companies that have a classified board may be removed only for cause (unless their certificate of incorporation provides otherwise), whereas directors of companies that do not have a classified structure may be removed with or without cause. The Company’s Restated Certificate of Incorporation currently provides that directors may be removed only for cause. Because the amendments would eliminate the classified structure, the amendments also amend Section 5 of Article VI of the Restated Certificate of Incorporation and Section 4 of Article II of the Bylaws to provide that directors may be removed with or without cause. In addition, Article VI, Section 4 of the Restated Certificate of Incorporation and Article II, Section 3 of the Bylaws would be amended to provide that directors appointed to fill Board vacancies and new directorships will serve for a term expiring at the next annual meeting of stockholders following their appointment to the Board.

The Board has reviewed whether the Company’s classified board structure continues to be in the best interests of the Company and its stockholders. In conducting its review, the Board considered that the general purposes of the classified board are to promote stability and continuity in leadership on the board and to provide the board with a greater opportunity to protect the interests of stockholders from abusive takeover tactics in the event of an unsolicited takeover offer. The Board also considered that some corporate governance experts and institutional stockholders believe that a classified board reduces accountability to stockholders because it prevents stockholders from evaluating all directors on an annual basis. In addition, the Board recognized that the annual election of directors continues to evolve as a “best practice” in corporate governance. After weighing these considerations, the Board has determined that it would be in the best interests of the Company and its stockholders to eliminate the classified board.

The text of the proposed amendments to the relevant sections of Article VI of the Company’s Restated Certificate of Incorporation and Article II of the Company’s Bylaws are attached as Appendix A and Appendix B, respectively, to this proxy statement. Deletions are indicated by strike-throughs and additions are indicated by underlining. If approved, these amendments will become effective upon the filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the annual meeting.

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Restated Certificate of Incorporation and Bylaws to provide for the declassification of the Board and the annual election of all directors.

Increase in Mandatory Retirement Age of Directors to Age 72 (Item 2)

The final sentence of Article II, Section 5 of the Company’s Bylaws currently provides as follows:

“No person shall be elected a director of the Corporation after having attained the age of seventy years.”

For the reasons set forth below, the Company’s Board of Directors has adopted and is submitting for stockholder approval an amendment to this provision of the Bylaws to increase the mandatory retirement age for directors to age 72.

The Board believes that 72, rather than 70, is a more appropriate retirement age for the Company’s directors. The Board believes that the current retirement age results in the premature retirement of directors at an age when they are valuable members of the Board of Directors with substantial knowledge of the Company’s history and operations. Increasing the mandatory retirement age to 72 would give the Company the opportunity to maintain the valuable expertise of directors for an additional time period, while at the same time maintaining a mandatory retirement age that is in line with the average retirement age of directors of major corporations. If the proposed amendment is adopted, Theodore E. Martin, who has been a director of the Company since 1995 and who is chairman of the Compensation Committee and a member of the Audit Committee, will stand for reelection at the annual meeting. If the proposed amendment is not adopted by stockholders, Mr. Martin, who is 70 years old, will not be a nominee for election at the meeting and will retire from the Board, and the size of the Board of Directors will be reduced.

The final sentence of Article II, Section 5 of the Company’s Bylaws will be amended to read as follows if the proposed amendment is approved by stockholders:

“No person shall be elected a director of the Corporation after having attained the age of seventy-two years.”

If it is approved by the stockholders, this amendment to the Company’s Bylaws will become effective immediately upon such approval. If this amendment is adopted, the Company will also make conforming changes to its corporate governance guidelines regarding the appropriate retirement age for directors.

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Bylaws to increase the mandatory retirement age of directors to age 72.

Decrease in Minimum and Maximum Number of Directors (Item 3)

Article VI, Section 1 of the Company’s Restated Certificate of Incorporation and Article II, Section 1 of the Company’s Bylaws each currently provides that the Board is to consist of no fewer than 10 and no more than 20 persons, with the exact number within this range to be determined by the Board of Directors. The Board currently consists of 12 members. For the reasons set forth below, the Board believes that it would be in the best interests of the Company and its stockholders to reduce the minimum and maximum number of directors to a range of seven to 15 persons.

The Board of Directors believes that a smaller board is more effective in facilitating communications and decision making. A board of directors consisting of between seven and 15 persons would be consistent with the way the Board has operated for the past ten years, where the number of directors on the Board during this time has ranged from a minimum of 10 persons to a maximum of 13 persons. It would also be consistent with the continuing trend towards smaller boards, with the average board size of major corporations decreasing over the past ten years.

The Company currently has 12 directors. However, as set forth below under “Election of Directors”, one of the company’s current directors has decided not to stand for reelection. As a result, the Board will consist of 11 members following this year’s annual meeting. If the amendment to the Company’s Bylaws to increase the mandatory retirement age of directors described above in Item 2 is not approved by stockholders, the Board will be further reduced to 10 members. The Board believes that decreasing the minimum number of directors would also avoid the potential situation of having to quickly fill any unexpected vacancies in order to meet the existing minimum size requirement. Given the importance of recruiting qualified, independent directors, the Board believes it is prudent to conduct an organized search for a replacement when vacancies occur.

The text of the proposed amendments to Article VI, Section 1 of the Company’s Restated Certificate of Incorporation and Article II, Section 1 of the Company’s Bylaws are attached as Appendix C and Appendix D, respectively, to this proxy statement. Deletions are indicated by strike-throughs and additions are indicated by underlining. If approved, these amendments will become effective upon the filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the annual meeting.

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Restated Certificate of Incorporation and Bylaws to decrease the minimum and maximum number of directors that may comprise the Board of Directors.

ELECTION OF DIRECTORS
(Item 4)

The Board of Directors currently consists of 12 members, divided into three classes. Currently, one class of directors is elected each year to hold office for a three-year term. However, if stockholders approve the amendments to the Company’s Restated Certificate of Incorporation and Bylaws to eliminate the classified board, as described under Item 1 of this proxy statement, the terms of all directors, including the directors to be elected at the annual meeting, will expire at the 2011 annual meeting. In either case, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. Three of the four directors whose terms expire in 2010, Henry C. Duques, Theodore E. Martin and Charles B. McQuade, have been nominated for reelection. Clayton M. Jones has decided not to stand for reelection. Mr. Martin’s nomination is subject to the approval by stockholders of the amendment to the Company’s Bylaws to increase the mandatory retirement age of directors described above in

Item 2. If that amendment is not approved by stockholders, Mr. Martin will retire from the Board of Directors at the annual meeting and will not stand for reelection, and the size of the Board will be reduced to 10 members. The remaining eight directors will continue to serve as set forth below. However, if stockholders approve the amendments to the Restated Certificate of Incorporation and Bylaws to eliminate the classified board, the terms of all the Company’s directors, including the directors to be elected at this annual meeting, will expire at the 2011 annual meeting of stockholders. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The Board of Directors recommends a vote “FOR” all nominees.

Information Regarding Nominees and Directors

The names and ages of the nominees and directors, their principal occupations and employment during the past five years, and other information regarding them are as follows.

Nominees for Election to the Board of Directors

HENRY C. DUQUES
Mr. Duques, 66, is a retired Chairman and Chief Executive Officer of First Data Corporation, an electronic commerce and payment services company, a position he held from 1992 to 2002 and from 2005 to 2007. Mr. Duques served as a director of First Data Corporation from 2003 to 2005, of SunGard Data Systems, Inc. from 2003 to 2005 and of CheckFree Corporation from 2003 to 2005. He has served as a director of Unisys since 1998, was the non-executive Chairman of the Board from 2006 until October 2008 and currently serves as Lead Director. He is a member of the Audit Committee.

Mr. Duques is an experienced business leader with the skills necessary to be our Lead Director. He served as Chairman and CEO of First Data, a public company in an industry in which Unisys participates, for over 10 years. As a director of Unisys for more than 10 years and its non-executive Chairman from 2006 to 2008, he has gained a deep understanding of the Company. His previous experience on the boards of other public companies, some within our industry, further augments his range of knowledge, providing experience on which he can draw while serving as a member of our Board.

THEODORE E. MARTIN
 Mr. Martin, 70, is a retired President and Chief Executive Officer of Barnes Group Inc., a manufacturer and distributor of automotive and aircraft components and maintenance products. He has also held the position of Executive Vice President-Operations of that company. He is currently a director of Ingersoll-Rand Company Limited and C. R. Bard, Inc. He served as director of Applera Corporation from 2001 to 2008. He has served as a director of Unisys since 1995 and is Chairman of the Compensation Committee and a member of the Audit Committee.

With his years of experience as both the chief executive and the head of operations at Barnes Group, Mr. Martin brings to the Board critical insights into the operational requirements of a public company. In addition, his service on the boards of a variety of other companies, including as a member of the audit committee of Ingersoll-Rand and of the audit and compensation committees of C. R. Bard, as well as his more than ten years as a director of Unisys, give him a deep understanding not only of the role of the Board but also of the Company and its operations.

CHARLES B. MCQUADE
Mr. McQuade, 68, retired in 2002 from the position of Chairman and Chief Executive Officer of Securities Industry Automation Corp. (SIAC) (now wholly owned by NYSE Euronext) after more than 20 years of service as Chief Executive Officer. He was a director of Greenpoint Financial from 1992 until its acquisition by North Fork Bank in 2002 and a director of Gartner, Inc. from 1999 through 2000. He has served on numerous industry and educational advisory boards. Mr. McQuade has served as a director of Unisys since 2008 and is a member of the Compensation Committee and the Finance Committee.

By virtue of his more than 20 years serving as chief executive officer of SIAC, a company known as a technological leader in the securities industry, Mr. McQuade brings to the Board valuable knowledge in the areas of automated information handling and communications systems. In addition, his service on various industrial and educational advisory boards allows him to bring a variety of viewpoints and perspectives to Board deliberations.

Members of the Board Continuing in Office
Term Expiring in 2011

J. P. BOLDUC
Mr. Bolduc, 70, has been Chairman and Chief Executive Officer of JPB Enterprises, Inc., an investment banking, private equity and real estate investment holding company, since April 1995. From April 2003 to September 2004. he also served as Chief Executive Officer of J. A. Jones, a multi-national construction and construction-related services company. From 1987 to 1995, he served in the positions of President and Chief Executive Officer, Vice Chairman, Chief Operating Officer and Chief Financial Officer of W. R. Grace & Co., a global specialty chemicals and health care company. He is currently a director of EnPro Industries, Inc. and Lance, Inc. From 1996 to 2009, Mr. Bolduc also served as a director of Management Consulting Group, PLC (formerly Proudfoot PLC). He has served as a director of Unisys since 1992 and is chairman of the Finance Committee.

As the former CEO, chief operating officer and chief financial officer of W.R. Grace, and the current head of his own investment banking, private equity and real estate investment holding company, Mr. Bolduc has a broad understanding of the operational, financial and strategic issues facing public and private companies. Through his business ventures, he is also knowledgeable about the U.S. Federal government market and the security market, two markets that Unisys serves. In addition, his service on the boards of a variety of companies, as well as his more than 10 years of service on the Unisys Board, give him a broad understanding of the role of the Board and the Company and its operations.

In February 2003, the SEC and Mr. Bolduc settled public administrative and cease-and-desist proceedings. Without admitting or denying the SEC’s findings, Mr. Bolduc consented to the entry of a cease-and-desist order in which the SEC found that, between 1991 and 1995, while Mr. Bolduc was president and either chief operating officer or chief executive officer of W. R. Grace & Co. and a member of its board of directors, Grace fraudulently used reserves to defer income earned by a subsidiary, primarily to smooth earnings of its health care segment, in violation of the antifraud provisions of the federal securities laws, as well as the provisions that require public companies to keep accurate books and records, maintain appropriate internal accounting controls and file accurate annual and quarterly reports. The order generally finds that Mr. Bolduc, through his actions or omissions, was a cause of these violations. The order also notes that, during the period in question, Mr. Bolduc did not sell any of the substantial number of Grace shares that he owned. The SEC ordered Mr. Bolduc to cease and desist from committing or causing any violation or future violation of the antifraud and reporting requirements of the federal securities laws. It did not impose any fines, penalties or bars on Mr. Bolduc.

JAMES J. DUDERSTADT
Dr. Duderstadt, 67, is President Emeritus and University Professor of Science and Engineering at the University of Michigan. He served as a director of CMS Energy Corporation from 1994 to 2004. He has served as a director of Unisys since 1990 and is chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.

Dr. Duderstadt brings to the Board not only the management expertise and unique perspective gained from serving as the president of a major state university but also substantial technical knowledge, particularly in the areas of science, mathematics and engineering. Dr. Duderstadt serves on several major national boards and study commissions in areas such as federal science policy, higher education, information technology, energy sciences, and national security. This, combined with his more than ten years of service as a director of Unisys, make him a valued contributor to the Board of Directors.

MATTHEW J. ESPE
Mr. Espe, 51, is a director and Chairman and Chief Executive Officer of IKON Office Solutions, Inc., a provider of integrated document management systems and services. Prior to joining IKON in 2002, Mr. Espe had been with General Electric Company since 1980, most recently serving as President and Chief Executive Officer of GE Lighting. He has served as a director of Unisys since 2004 and is Chairman of the Audit Committee and a member of the Finance Committee.

As the Chairman and CEO of IKON Office Solutions and a former senior executive at General Electric, Mr. Espe brings management experience, leadership capabilities, financial knowledge and business acumen to our Board. At IKON, he has overseen the transition of the company from primarily an equipment provider to one that also provides information technology services, a transition that Unisys has also made. Drawing from that experience, he brings a unique perspective to our Board.

DENISE K. FLETCHER
Ms. Fletcher, 61, is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., a provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. During 2004 and 2005 she served as a director of Sempra Energy and of Orbitz, Inc., where she chaired its audit committee. She has served as a director of Unisys since 2001 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

As an experienced financial and operational leader with companies in a variety of industries, Ms. Fletcher brings a broad understanding of the strategic priorities of diverse industries, coupled with deep knowledge of financial and tax matters and financial reporting, and experience in investments and acquisitions. In addition, Ms. Fletcher’s years at MasterCard have given her an understanding of the financial and other aspects of doing business globally, which is particularly important for a company like Unisys, which receives more than half of its revenue from international operations.

CLAY B. LIFFLANDER
Mr. Lifflander, 47, has been President of Millbrook Capital Management, Inc. since 1995 and of MMI Investments, L.P. since 1996. From 1995 to 2004, he served as Chief Executive Officer of Key Components LLC. Prior to that, he served as President of the New York City Economic Development Corporation under then Mayor Rudolph Giuliani (1994-1995) and as Managing Director in the Mergers and Acquisitions Group at Smith Barney (1984-1994). Mr. Lifflander served as a director of Dendrite International, Inc. from 2006 to 2007, Key Components LLC from 1995 to 2004 and United Nations Development Corporation from 1994 to 1996 and currently serves on the Board of the Hudson River Museum. He has served as a director of Unisys since 2008 and is a member of the Finance Committee and the Nominating and Corporate Governance Committee.

As disclosed in the Company’s 2008 and 2009 proxy statements, Mr. Lifflander was appointed to the Board in 2008 pursuant to an agreement between the Company and MMI Investments, L.P., a major stockholder of the Company. In addition to his senior management and investment banking experience, Mr. Lifflander brings to the Board the perspective of a major Company stockholder.

Members of the Board Continuing in Office
Term Expiring in 2012

J. EDWARD COLEMAN
Mr. Coleman, 58, is Chairman and Chief Executive Officer of Unisys. He has been with Unisys since 2008. Mr. Coleman has been in the information technology industry for more than 30 years, serving as Chief Executive Officer of Gateway, Inc. from 2006 to 2008; as Senior Vice President and President of enterprise computing solutions at Arrow Electronics from 2005 to 2006 and as Chief Executive Officer of CompuCom from 1999 to 2004. He also served as a director of Gateway, Inc. from 2006 to 2007, as chairman of CompuCom from 2001 to 2004 and was a director of CompuCom from 2000 to 2007. Prior to that, he held various leadership and executive positions at Computer Sciences Corporation and IBM Corporation. He has served as a director of Unisys since 2008.

Under Mr. Coleman’s leadership, Unisys has focused its resources and investments, streamlined operations and cut costs, which resulted in significantly improved profitability and cash flow in 2009. This, coupled with Mr. Coleman’s extensive experience in the information technology business, positions him well to serve as the company’s Chairman and Chief Executive Officer.

LESLIE F. KENNE
Ms. Kenne, 62, is a retired Lieutenant General of the United States Air Force. Prior to retiring from the Air Force in 2003 as Deputy Chief of Staff, Warfighting Integration, Pentagon, she had a 32-year military career including technical training, command experience and responsibility for large aircraft test, evaluation and acquisition programs. She is currently an independent consultant for various defense companies and/or agencies. Ms. Kenne served as a director of EDO Corporation from 2004 to 2007 and is currently a director of Harris Corporation. She has served as a director of Unisys since 2006 and is a member of the Nominating and Corporate Governance Committee.

As a retired Air Force Lieutenant General, Ms. Kenne brings a unique perspective to our Board. In addition to her successful record of leadership and military service, she has first hand experience on large government projects and on the government procurement process, experience that is valuable given the Company’s public sector business. Through her consultancy work, she also has knowledge of the security market, a market that Unisys serves

CLAY B. LIFFLANDER	PAUL E. WEAVER
Mr. Weaver, 64, has over 30 years of experience in providing accounting, audit and business advisory advice and services. He was with PricewaterhouseCoopers from 1972 to 2006, serving as the firm’s Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. Mr. Weaver is currently a director of AMN Healthcare, Inc. and WellCare Health Plans, Inc. He also served as a director of Gateway, Inc. from 2006 to 2007 and as a director of Idearc Media from 2006 to 2009. Mr. Weaver has served as a director of Unisys since February 2010 and is a member of the Audit Committee.

Mr. Weaver’s experience in leadership and governance roles within PricewaterhouseCoopers, his position as head of the firm’s global technology practice and his years of experience providing audit and advisory services to a number of the world’s largest multinational companies make him particularly suited to be a director of Unisys and a member of the Audit Committee. In addition, his service on other boards and audit committees, including as chairman of the audit committee of AMN Healthcare, gives him valuable knowledge and perspective.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held eight meetings in 2009. During 2009, all directors attended at least 75% of the meetings of the Board of Directors and standing committees on which they served.

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s directors at the time of the 2009 annual meeting attended that meeting.

Independence of Directors

All of the Company’s directors other than Mr. Coleman meet the independence requirements prescribed by the New York Stock Exchange (“NYSE”) and, in the case of members of the Audit Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2009. In particular, two of the Company’s non-employee directors, Mr. Espe and Mr. Jones, served as chief executive officer of a company that does business with Unisys in the ordinary course. In each instance, combined Unisys sales to and purchases from the director’s company in 2009 represented less than one percent of that company’s annual revenue.

Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s Internet web site at www.unisys.com in the Investor Relations section under Corporate Governance and is also available in print to any stockholder who requests it.

Audit Committee

The Audit Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of its systems of internal financial and accounting controls, (3) the independence and qualifications of its independent registered public accounting firm, (4) the performance of its internal auditors and independent registered public accounting firm, (5) the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs and (6) the Company’s risk assessment and risk management policies. The Audit Committee held 10 meetings in 2009. Its members in 2009 were Mr. Duques, Mr. Espe (chair), Ms. Fletcher and Mr. Martin. Mr. Weaver became a member of the Audit Committee in February 2010. The Board has determined that each of Mr. Duques, Mr. Espe, Ms. Fletcher, Mr. Martin and Mr. Weaver is an audit committee financial expert as defined by the SEC.

Compensation Committee

The Compensation Committee oversees the compensation of the Company’s executives, the Company’s executive management structure, the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. In this capacity, the committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of those goals and makes recommendations to the independent members of the Board concerning the compensation level of the chief executive officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s chief executive officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. In 2009, the outside compensation consultant engaged by the Compensation Committee was Watson Wyatt. During 2009, Watson Wyatt and its affiliates did not provide additional services to the Company or its affiliates in an amount in excess of $120,000. In January 2010, Watson Wyatt and Towers Perrin merged to form Towers Watson & Co. Towers Perrin has provided in the past, and continues to provide, human resources consulting and other services to the Company. As a result, effective January 1, 2010, the Compensation Committee engaged a new consultant, Pearl Meyer & Partners. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate. The Compensation Committee held eight meetings in 2009. Its members are Dr. Duderstadt, Mr. Jones, Mr. Martin (chair) and Mr. McQuade.

Finance Committee

The Finance Committee oversees the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans. It also oversees the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. The Finance Committee held nine meetings in 2009. Its members are Mr. Bolduc (chair), Mr. Espe, Mr. Lifflander, Mr. Jones and Mr. McQuade.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company’s corporate governance. The Nominating and Corporate Governance Committee held four meetings in 2009. Its members are Dr. Duderstadt (chair), Ms. Fletcher, Ms. Kenne and Mr. Lifflander.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, strength of character, mature judgment, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business. As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race or gender.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third party search firm to assist in identifying candidates for director. In February 2010, the committee recommended, and the Board elected, a new director, Paul E. Weaver. As part of the selection process, the committee looked for a candidate with auditing and accounting expertise and with experience with the information technology industry. Mr. Weaver, who was a director of Gateway, Inc. when Mr. Coleman was that company’s chief executive officer and also a director, was initially suggested by a non-management member of the Unisys Board. The committee will also consider recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer, reviews each director’s continuation on the Board as a regular part of the nominating process, which currently occurs every three years and will occur annually if the amendments discussed above in Item 1 are approved by stockholders. Specific information on the qualifications of each of the Company’s directors is included above in Item 4.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys

Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. All communications directed to Board members will be delivered to them.

Board Leadership Structure

As set forth in paragraph 4 of “Corporate Governance Guidelines” below, the Board does not have a policy, one way or the other, on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. Over the last several years, the Company has had each of the following leadership structures, reflecting its circumstances at the time: separate chairman and chief executive officer, with the chairman being a member of the Company’s management (2005); separate non-employee chairman and chief executive officer (2006-2008) and combined chairman and chief executive officer (October 2008 to present). The Board believes that its current leadership structure, with Mr. Coleman serving as both chief executive officer and board chairman, is appropriate given Mr. Coleman’s past experience serving in these roles, the efficiencies of having the chief executive officer also serve in the role of chairman and the Company’s strong corporate governance structure. Pursuant to the Company’s governance guidelines, whenever the chairman is an employee of the Company, the Board elects a lead director from its independent directors. The lead director is currently Mr. Duques. The chairman and chief executive officer consults periodically with the lead director on Board matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the chairman of the board and the independent directors and presides at an executive session of non-management directors at each regularly scheduled board meeting.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief audit executive prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit and for corporate common services, and identifies the controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief audit executive periodically reports to the Audit Committee regarding their design and effectiveness. The Audit Committee also receives annual reports from management on the Company’s ethics program and on environmental compliance. The Finance Committee regularly reviews with management the Company’s financial arrangements, capital structure and the Company’s ability to access the capital markets. It also oversees the allocation policies with respect to the Company’s pension assets, as well as the performance of pension plan investments. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full Board.

Compensation of Directors

In 2009, the Company’s non-employee directors received an annual retainer/attendance fee for regularly scheduled meetings of $60,000 and a meeting fee of $1,500 per meeting for attendance at certain additional Board and committee meetings. In addition, Mr. Duques received a $25,000 annual retainer for serving as Lead Director; chairmen of committees other than the audit committee each received a $5,000 annual retainer; and the chair of the audit committee received a $20,000 annual retainer. On February 12, 2009 each non-employee director received a grant of 6,310.8 restricted stock units. This number reflects the one-for-ten reverse split of the Company’s common stock in October 2009 (the “Reverse Stock Split”). The restricted stock units vest in three annual installments beginning one year after the date of grant if the director is still a director or, if not, has met certain service criteria and will be settled in shares of Unisys common stock.

The annual retainers described above are paid in monthly installments in cash. However, directors may choose, on an annual basis, to receive these fees in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. Directors also have the opportunity to defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to the investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The table below provides a summary of Director Compensation for 2009.

					Change in
	Fees				Pension
	Earned or				Value and
	Paid in	Stock	Option	Non-Equity	Nonqualified
	Cash	Awards	Awards	Incentive Plan	Deferred	All Other
	($)	($)	($)	Compensation	Compensation	Compensation	Total
Name	(1)	(2),(3)	(4)	($)	Earnings	($)	($)

J.P. Bolduc	72,500	40,389	—	—	—	—	112,889
Chairman, Finance Committee
James J. Duderstadt	69,500	40,389	—	—	—	—	109,889
Chairman, Nominating and Corporate Governance Committee
Henry C. Duques	85,000	40,389	—	—	—	—	125,389
Lead Director
Matthew J. Espe	83,667	40,389	—	—	—	—	124,056
Chairman, Audit Committee
Denise K. Fletcher	73,500	40,389	—	—	—	—	113,889
Clayton M. Jones	67,500	40,389	—	—	—	—	107,889
Leslie F. Kenne	67,500	40,389	—	—	—	—	107,889
Clay B. Lifflander	66,000	40,389					106,389
Theodore E. Martin	74,000	40,389	—	—	—	—	114,389
Chairman, Compensation Committee
Charles B. McQuade	69,000	40,389	—	—	—	—	109,389

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for chairmen of committees and the lead director, and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of stock units received in lieu of cash payments of retainers and fees, as described above.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2009 financial statements. All amounts shown are in respect of the 6,310.8 restricted stock units granted to directors on February 12, 2009.

(3)	At December 31, 2009, directors had outstanding restricted stock units as follows: Mr. Bolduc — 8,775.3; Dr. Duderstadt — 8,775.3; Mr. Duques — 8,775.3; Mr. Espe — 8,775.3; Ms. Fletcher — 8,775.3; Mr. Jones — 8,775.3; Ms. Kenne — 8,775.3; Mr. Lifflander — 7,902.5; Mr. Martin — 8,775.3; Mr. McQuade — 7,902.5. Directors also had outstanding stock units in respect of directors’ fees as follows: Mr. Bolduc — 2,702; Dr. Duderstadt — 2,634; Mr. Duques — 13,727; Mr. Espe — 632; Ms. Fletcher — 1,314; Mr. Jones — 729; Ms. Kenne — 0; Mr. Lifflander — 0; Mr. Martin — 14,226; Mr. McQuade — 1,081.

(4)	At December 31, 2009, directors had outstanding stock options as follows: Mr. Bolduc — 6,800; Dr. Duderstadt — 6,800; Mr. Duques — 6,800; Mr. Espe — 2,400; Ms. Fletcher — 4,800; Mr. Jones — 2,400; Ms. Kenne — 0; Mr. Lifflander — 0; Mr. Martin — 6,800; Mr. McQuade — 0.

Under the Company’s stock ownership guidelines, directors are expected to own 2,500 post-Reverse Stock Split shares of the Company’s common stock. This goal must be achieved by April 30, 2013 for directors in office on April 30, 2008 and within five years after election date for directors elected after April 30, 2008. Stock units received in respect of directors’ fees count toward fulfillment of the ownership guidelines; stock options, including vested stock options, and restricted stock units do not count. The Compensation Committee reviews the adequacy of and compliance with the guidelines on an annual basis, typically in April. The number of shares owned by each director is set forth in the stock ownership table on page 31.

Code of Ethics and Business Conduct

Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the chief executive officer, chief financial officer and principal accounting officer or controller) and directors. The code is posted on the Company’s Internet web site at www.unisys.com in the Investor Relations section under Corporate Governance and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s chief executive officer, chief financial officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s Internet web site at www.unisys.com in the Investor Relations section under Corporate Governance and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the New York Stock Exchange. Members of the Audit, Compensation, and Nominating and Corporate Governance Committees must also so qualify.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the New York Stock Exchange and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, strength of character, mature judgment, technical skills, diversity and age in its assessment of the needs of the Board.

4. The Board is free to make the selection of Chairman of the Board and Chief Executive Officer any way that seems best to assure the success of the Company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman of the Board should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the New York Stock Exchange.

5. It is the sense of the Board that the Company’s by-law provision that no person shall be elected a director after attaining age 70 is appropriate. Accordingly, no director shall stand for re-election at any annual stockholders’ meeting following attainment of age 70 and no person shall be elected a director (as a result of an increase in the number of directors, to fill a vacancy or otherwise) if such person has attained the age of 70.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s chief executive officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. Non-management directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-management directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

14. The non-management directors will evaluate the performance of the chief executive officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the New York Stock Exchange will determine and approve, the compensation of the chief executive officer.

15. To assist the Board in its planning for the succession to the position of chief executive officer, the chief executive officer is expected to provide an annual report on succession planning to the Board.

16. The Company’s stockholder rights plan expired on March 17, 2006, and it has no present intention to adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

If stockholders approve the amendments to the Company’s Bylaws and Restated Certificate of Incorporation discussed in this proxy statement, the Board will amend the Company’s corporate governance guidelines to conform them to such amendments.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2009 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. The Company does not have any such transactions to report.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the chief executive officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Company as a particularly sensitive area that requires careful review.

Audit Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit Committee has reviewed and discussed the audited financial statements and reporting process, including the system of internal controls, with management and with KPMG LLP, the Company’s independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the committee concerning independence and has discussed with KPMG LLP their independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with the firm’s independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee (2009)

Henry C. Duques
Matthew J. Espe
Denise K. Fletcher
Theodore E. Martin

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was the Company’s independent registered public accounting firm for the years ended December 31, 2009 and 2008. KPMG LLP has billed the Company the following fees for professional services rendered in respect of 2009 and 2008 (in millions of dollars):

	2009	2008

Audit Fees	$8.1	$9.0
Audit-Related Fees	2.1	0.8
Tax Fees	1.3	1.1
All Other Fees	—	—

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SAS 70 engagements, employee benefit plan audits, accounting advice regarding specific transactions and various attestation engagements. Tax fees principally represent fees for tax compliance services.

The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chairman of the committee. The chairman of the committee reports any such pre-approval decision to the Audit Committee at its next scheduled meeting.

Relationship with Independent Registered Public Accounting Firms

On March 14, 2008, the Audit Committee dismissed Ernst & Young LLP as the Company’s independent registered public accounting firm, and on March 19, 2008, the Audit Committee engaged KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2008.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(Item 5)

The Audit Committee has engaged the firm of KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2010. The Company expects that representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of Directors considers KPMG LLP to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2010.

APPROVAL OF THE UNISYS CORPORATION 2010 LONG-TERM
INCENTIVE AND EQUITY COMPENSATION PLAN
(Item 6)

On February 11, 2010, the Board of Directors unanimously approved and adopted the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan (the “2010 Plan”), authorized 4,000,000 shares for issuance under the plan, and directed that the plan be submitted to stockholders for approval. If it is approved by stockholders, the 2010 Plan will become effective when it is so approved.

The purposes of the 2010 Plan are to support the Company’s ongoing efforts to attract, retain and develop exceptional talent and to enable the Company to provide incentives directly linked to the Company’s short-term and long-term objectives and to increases in stockholder value. In addition, under the 2010 Plan, the Company will have the ability to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for the awards.

The 2010 Plan will be in addition to the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (the “2007 Plan”) and the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”). The 2007 Plan and the 2003 Plan were adopted by stockholders in 2007 and 2003, respectively, and provide for the award of stock options and stock-based awards to elected officers, outside directors, and key employees of the Company. As set forth under “Equity Compensation Plan Information” on page 29, 943,144 shares of the Company’s common stock remained available for future issuance under the 2007 Plan and 573,873 shares of the Company’s common stock remained available for future issuance under the 2003 Plan at December 31, 2009. As of February 12, 2010, after taking into account awards made in 2010, as well as the expiration, termination or forfeiture of existing awards, 178,051 shares were available for issuance under the 2007 Plan and 789,013 shares were available for issuance under the 2003 Plan.

Summary Description of the 2010 Plan

The following is a summary of the material features of the 2010 Plan. This summary is subject in all respects to the complete text of the 2010 Plan, which is attached as Appendix E.

Shares Available.  Four million shares of the Company’s common stock are authorized for issuance under the 2010 Plan. Under the plan, if an award is cashed out or is exercised, terminates or expires without a payment being made in the form of the Company’s common stock, the shares subject to that award again become available for issuance. However, shares of the Company’s common stock that are (1) tendered in payment of the exercise price of an option, (2) withheld by the Company to satisfy any tax withholding obligation with respect to an award or (3) repurchased by the Company on the open market with the proceeds of the exercise of an option, may not again be available for issuance in connection with awards under the plan. Also, if the spread value of a stock appreciation right is paid in shares of the Company’s common stock, shares representing the excess, if any, of (1) the number of shares subject to the stock appreciation right over (2) the number of shares delivered in payment of the spread value may not again be available for issuance in connection with awards under the plan. The number of authorized shares will be proportionately substituted for or adjusted to reflect a merger, reorganization, consolidation, recapitalization, share exchange, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants, or other similar event. The Company anticipates that the number of authorized shares will cover awards made under the plan for at least three years.

Eligibility.  All employees, officers and non-employee directors of the Company and its subsidiaries and affiliates are eligible to receive awards under the 2010 Plan. The Compensation Committee (the “Committee”) of the Board of Directors has the authority to select participants and to determine the amount, type and terms of each award. In 2010, awards under the 2007 Plan and/or the 2003 Plan have been made to the 11 elected officers of the Company, the 11 non-employee directors and approximately 225 non-officer employees of the Company and its subsidiaries.

Types of Awards.  The Committee may award stock options (including nonqualified options and incentive stock options), stock appreciation rights (“SARs”), restricted share awards, other stock-based awards and cash incentive awards.

Stock Options.  A stock option represents the right to purchase a share of common stock at a predetermined exercise price. Stock options granted under the 2010 Plan may be in the form of incentive stock options (“ISOs”) or nonqualified stock options, as determined in the discretion of the Committee. The terms of each stock option, including the number of shares, option duration, exercise price, vesting period and any other restrictions or conditions on exercise, will be set forth in an award agreement. In no event will a stock option be exercisable later than the tenth anniversary of the date on which it was granted. Stock options may be exercised, in whole or in part, by payment in full of the exercise price in cash. In addition, if authorized by the Committee, payment in full or in part may also be made in the form of Company common stock already owned by the participant or through a broker cashless exercise program authorized by the Company. Stock options expire on the earlier of the expiration date of the stock option (as set forth in the applicable award agreement) or the participant’s termination of employment (or, in the case of a non-employee director, termination of service on the Board). Under certain conditions, a stock option may be exercised after a participant’s termination (e.g., retirement, death, disability, or termination, other than for cause, at or after attainment of age 55 with 5 years of service), but not later than the expiration date for the option.

Stock Appreciation Rights.  A SAR represents the right to receive a payment, in cash, shares of common stock, or both (as determined by the Committee), equal to the spread value (the excess of the fair market value of common stock on the date the SAR is exercised over the grant price of the SAR). “Fair market value” for purposes of the 2010 Plan means, on any date, the closing sales price on the New York Stock Exchange of a share of Unisys stock on such date. The grant price of a SAR will be set forth in the applicable award agreement. Subject to the terms of the applicable award agreement, a SAR will be exercisable, in whole or in part, by giving written notice of exercise to the Company, but in no event will a SAR be exercisable later than the tenth anniversary of the date on which it was granted.

Restricted Share Awards.  Restricted share awards are grants of shares of stock to a participant that are subject to forfeiture during a pre-established period if certain conditions (e.g., continued employment or attainment of pre-determined performance goals) are not met. The terms of a participant’s restricted share award are determined by the Committee and are set forth in an award agreement. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered while the shares are subject to forfeiture. A participant generally will have all the rights of a holder of common stock, including the rights to receive any dividends and to vote, during the restricted period. Any dividends with respect to restricted stock that are payable in common stock will be paid in the form of restricted stock.

Other Stock-Based Awards.  Other stock-based awards are awards, other than stock options, SARs or restricted stock, that are denominated or valued in whole or in part by reference to, or otherwise based on or related to, the value of common stock. The purchase, exercise, exchange or conversion of other stock-based awards will be on such terms and conditions and by such methods as will be specified by the Committee and will be set forth in an award agreement.

Incentive Awards.  Incentive Awards are performance-based awards that are expressed in U.S. currency, but that may be payable in the form of cash, stock or a combination of both, and are payable upon the satisfaction of pre-determined performance goals over performance periods. Incentive awards may be either annual incentive awards (that measure performance over a period of one year or less) or long-term incentive awards (that measure performance over a period in excess of one year). The terms of a participant’s incentive award will be established by the Committee and will be set forth in an award agreement. The 2010 Plan specifically provides that dividends or dividend equivalents may not be granted with respect to stock options or SARs.

Awards Granted at Fair Market Value.  The exercise price of a stock option and the grant price of a SAR may not be less than 100% of the fair market value of a share of Unisys common stock on the date of grant. In addition, if the value of another stock-based award is based on spread value, the grant price for the other stock-based award may not be less than 100% of the fair market value on the date of grant. The only exception is for awards made in substitution for similar awards made to a participant under a predecessor company plan that has been assumed by the Company as a result of a reorganization, merger, consolidation or other similar transaction.

Minimum Vesting Period for Awards.  Except in the case of a new-hire award or under such other circumstances deemed appropriate by the Committee, no stock option, SAR, restricted stock or other stock-based award will be granted with a vesting period of less than one year.

Stock Option Repricing or Buyout.  Except for automatic adjustments to reflect a merger, reorganization, consolidation, recapitalization, share exchange, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants, or other similar event, stock options may not be repriced (whether through modification of the exercise price of options after the date of grant or through an option exchange program) without the approval of the Company’s stockholders. Similarly, without the stockholders’ approval, there cannot be a cash buyout of options if the fair market value of the Company’s stock is less than the exercise price of the options.

Award Limitations.  The total number of restricted shares and other shares of stock underlying stock options, SARs, and other stock-based awards awarded to any participant during any year may not exceed (1) 600,000 shares multiplied by (2) the number of calendar years during which the participant has been eligible to participate in the 2010 Plan, and reduced by (3) the number of shares with respect to which the participant has received awards of restricted shares, stock options, SARs and/or other stock-based awards under the 2010 Plan. An annual incentive award paid to a participant may not exceed $5,000,000. A long-term incentive award paid to a participant may not exceed $3,000,000 times the number of years in the performance cycle applicable to the award.

Performance-Based Awards.  Any award granted under the 2010 Plan may be conditioned on the attainment of one or more performance goals over a specified performance cycle. If the Committee intends that an award made to a “covered employee” (generally the chief executive officer and the three most highly compensated executive officers other than the principal financial officer) will constitute “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, then the performance goals will be based on one or more of the following criteria: earnings per share; total stockholder return; operating income; net income; cash flow; free cash flow; return on equity; return on capital; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); stock price; debt-to-capital ratio; stockholders’ equity per share; operating income as a percent of revenue; gross profit as a percent of revenue; selling, general and administrative expenses as a percent of revenue; operating cash flow; pre-tax profit; orders; revenue; and customer value. The Committee may determine at the beginning of any performance cycle to adjust the performance goals for that cycle to include or exclude specified components or other specified items, for example to reflect changes in accounting principles or tax rates, the effects of an acquisition or disposition or other changes, as described in the 2010 Plan. The performance goals may relate to results obtained by the individual, the Company, a subsidiary, or any business unit, division or geographic region thereof.

Change in Control.  In the event of a “change in control”, if a participant’s employment is terminated within two years following the change in control, either involuntarily by the Company without “cause” or by the participant for “good reason” (each as defined in the 2010 Plan), certain changes apply to the participant’s awards.

For any participant whose employment is terminated under these conditions within two years after a change in control, all his or her outstanding stock options and SARs will become fully vested and immediately exercisable. In addition, all restrictions applicable to his or her outstanding restricted stock and other stock-based awards that are not performance-related will lapse, and his or her outstanding incentive awards and other stock-based awards that are performance-related will become vested and will be paid out based on the targeted award opportunity of such awards for the full performance cycle. The incentive awards and other stock-based awards will generally be paid at the time the participant terminates employment; however, for certain participants, in certain circumstances, payment will be delayed for six months after his or her termination of employment.

Plan Administration.  The 2010 Plan will be administered by the Committee, which will have the power to interpret the plan and to adopt such rules and guidelines for carrying out the plan as it may deem appropriate. The Committee will have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which the Company or a subsidiary may operate to assure the viability of the benefits of awards made to individuals employed in such countries and to meet the objectives of the plan. Subject to the terms of the plan, the Committee will have the authority to determine those individuals eligible to receive awards and the amount, type and terms of each award and to establish and administer any performance goals applicable to such awards. The Committee may delegate its authority and power under the plan in whole or in part to a subcommittee consisting of two or more non-employee directors (who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code) or, with respect to determinations and decisions regarding participants who are not elected officers or non-employee directors, to one or more officers of the Company, subject to guidelines prescribed by the Committee.

Amendment and Termination.  The Board may amend, suspend or terminate the 2010 Plan at any time, provided that no such amendment will be made without stockholder approval if such approval is required under applicable law or if such amendment would increase the total number of shares of common stock that may be distributed under the plan. Except as set forth in any award agreement, no amendment or termination of the plan may materially and adversely affect any outstanding award under the plan without the award recipient’s consent. No award may be granted under the 2010 Plan after April 28, 2020.

New Plan Benefits.

Because benefits under the 2010 Plan will depend on the discretion of the Committee and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received if the 2010 Plan is approved by stockholders. The table below shows grants under the 2007 Plan and/or the 2003 Plan for the year ended December 31, 2009 received by or allocated to the executive officers named on page 41, all elected officers as a group, all non-employee directors as a group and all other employees as a group.

	Dollar	Number
	Value ($)	of Units
Name and Position	(1)	(2)

J. Edward Coleman	908,882	210,000(3)
Chairman of the Board and Chief Executive Officer
Janet B. Haugen	161,662	57,500(4)
Senior Vice President and Chief Financial Officer
Edward C. Davies	161,662	57,500(4)
Senior Vice President; President, Federal Systems
Dominick Cavuoto	161,662	57,500(4)
Senior Vice President; President, Worldwide Consulting & Integration Services; President, Worldwide Strategic Services
Richard C. Marcello	161,662	57,500(4)
Senior Vice President; President, Technology Consulting and Integration Solutions
Executive Group	1,999,313	615,000(5)
Non-Executive Director Group	403,890	63,108(6)
Non-Executive Officer Employee Group	1,843,176	634,215(4)

(1)	Amount shown is grant date fair value.

(2)	Number of units reflects the Reverse Stock Split.

(3)	Consists of 90,000 performance-based restricted stock units (RSUs) and 120,000 stock options. For more information, see the discussion on page 42.

(4)	Consists of stock options. For more information, see the discussion on page 42.

(5)	Consists of 90,000 performance-based RSUs and 525,500 stock options.

(6)	Consists of time-based RSUs.

U.S. Federal Income Tax Consequences.

The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the 2010 Plan.

Tax Consequences to Participants.  Generally, when a participant receives an award under the 2010 Plan, the participant’s receipt of cash or Company stock in settlement of the award is conditioned on the participant’s performing future services for the Company and/or the attainment of performance goals. The award, therefore, is not taxable at grant. Instead, when and if a participant later receives cash in settlement of the award, he or she will have income, taxable at ordinary income rates, equal to the amount of cash received. Similarly, when and if a participant receives Company stock in settlement of an award, he or she will, subject to special rules described below, have income, taxable at ordinary income rates, equal to the excess of the fair market value of the stock on that date over the amount, if any, the participant paid for the stock.

Thus, participants generally will be taxable on any cash or the fair market value of any stock received in settlement of an incentive award or other stock-based award or upon exercise of a SAR. Similarly, participants will have taxable income on exercise of a nonqualified stock option equal to the difference between the fair market value of the stock subject to the option and the exercise price of the option.

Special rules apply in the case of an ISO. Participants generally recognize no taxable income on exercise of an ISO. Instead, they have gain, taxable at capital gains rates, upon the disposition of the stock acquired on exercise of the ISO in an amount equal to the excess of the amount realized on disposition of the stock over the exercise price of the ISO. (In some cases, participants may become subject to tax as the result of the exercise of an ISO, because the excess of the fair market value of the stock at exercise over the exercise price is an adjustment item for alternative minimum tax purposes.) The special tax treatment afforded to ISOs is only available, however, if the participant does not dispose of the stock acquired upon exercise of the ISO before the first anniversary of the date on which he or she exercised the ISO or, if later, the second anniversary of the date on which the ISO was granted. If the participant disposes of stock before the expiration of this holding period, a “disqualifying disposition” occurs and the participant will recognize income, taxable at ordinary income rates, in the year of the disqualifying disposition. The amount of this income will generally be equal to the excess, if any, of the lesser of (i) the fair market value of the stock on the date of exercise and (ii) the amount realized upon disposition of the stock over the exercise price paid for the stock. If the amount realized upon a disqualifying disposition is greater than the fair market value of the stock on the date of exercise, the difference will be taxable to the employee as capital gain.

Special rules also apply to awards of restricted shares. A participant generally will not recognize taxable ordinary income when he or she receives restricted shares. Instead, the participant will have taxable income in the first year in which the shares cease to be subject to a substantial risk of forfeiture, generally when all applicable restrictions lapse. The participant will then have taxable income equal to the fair market value of the stock at that time over the amount, if any, the participant paid for the stock. The participant may, however, make an election to include in income, when the restricted stock is first transferred to him or her, an amount equal to the excess of the fair market value of the stock at that time over the amount, if any, paid for the stock. The result of this election is that appreciation in the value of the stock after the date of transfer is then taxable as capital gain, rather than as ordinary income.

Awards granted under the plan that are considered to be deferred compensation must satisfy the requirements of Section 409A of the Internal Revenue Code to avoid adverse tax consequences to participants. These requirements include limitations on timing of payments or acceleration of payments. The Company intends to structure any awards under the 2010 Plan to meet the applicable tax law requirements.

Tax Consequences to the Company.  Generally, any time a participant recognizes taxable income, as opposed to capital gain, as the result of the settlement of any award under the 2010 Plan, the Company will be entitled to a deduction equal to the amount of income recognized by the participant.

Other Tax Considerations.  Internal Revenue Code Section 162(m) places a $1,000,000 annual limit on the compensation deductible by the Company paid to covered employees (as described above). The limit, however, does not apply to “qualified performance-based compensation.” The Company believes that awards of stock options, SARs and other awards payable upon the attainment of performance goals under the 2010 Plan will qualify as qualified performance-based compensation. Also, awards that are granted, accelerated, or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Internal Revenue Code Section 280G and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax on the participant.

State and local tax consequences may in some cases differ from the federal tax consequences. In addition, awards under the 2010 Plan may be made to participants who are subject to tax in jurisdictions other than the United States and may result in consequences different from those described above.

The foregoing summary of the income tax consequences in respect of the 2010 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state, and local tax laws.

The Board of Directors recommends a vote “FOR” approval of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2009 with respect to compensation plans under which Unisys common stock is authorized for issuance.

			Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by	3.524 million(1)	$109.59	1.517 million(3)
security holders	0.589 million(2)	$0
Equity compensation plans not approved	0.457 million(5)	$106.99	0
by security holders(4)	0.013 million(6)	$0
Total	4.583 million	$109.29	1.517 million

(1)	Represents stock options.

(2)	Represents restricted share units and stock units. Assumes that performance-based restricted stock units will vest at target.

(3)	573,873 shares are issuable under the 2003 Plan and 943,144 shares are issuable under the 2007 Plan. Assumes that outstanding performance-based restricted stock units will vest at target.

(4)	Comprises the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”) and the 2002 Stock Option Plan (the “2002 Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under either the 2003 Plan or the 2007 Plan, both of which were approved by stockholders. Under the 2002 Plan, stock options could be granted to key employees other than elected officers to purchase the Company’s common stock at no less than 100% of fair market value at the date of grant. Options generally had a maximum duration of ten years and were exercisable in four equal annual installments beginning one year after the date of grant. The 2002 Plan was replaced by the 2003 Plan in 2003. No further awards will be made under either the Stock Unit Plan or the 2002 Plan, and no shares (other than shares subject to outstanding options and other awards previously made) are available for future issuance under either plan.

(5)	Represents options granted under the 2002 Plan.

(6)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially own more than 5% of Unisys common stock. This information is derived from Schedules 13D and 13G filed by such persons or groups.

Name and Address of	Number of Shares	Percent
Beneficial Owner	of Common Stock	of Class

BlackRock, Inc.	2,306,825(1)	5.46
40 East 52nd Street
New York, NY 10022
Joseph L. Harrosh	3,908,789(1)	9.2451
P.O. Box 6009
Fremont, CA 94538

(1)	Sole dispositive and sole voting power have been reported for all shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of February 26, 2010 by all directors and nominees, each of the executive officers named on page 41, and all directors and current officers of Unisys as a group.

Additional Shares of
	Number of Shares	Common Stock Deemed
Beneficial Owner	of Common Stock (1)(2)(3)	Beneficially Owned(1)(4)	Percent of Class(2)

J.P. Bolduc			*
Dominick Cavuoto			*
J. Edward Coleman			*
Edward C. Davies			*
James J. Duderstadt			*
Henry C. Duques			*
Matthew J. Espe			*
Denise K. Fletcher			*
Janet B. Haugen			*
Clayton M. Jones			*
Leslie F. Kenne			*
Clay B. Lifflander
Richard C. Marcello			*
Theodore E. Martin			*
Charles B. McQuade			*
Paul E. Weaver			*
All directors and current officers as a group

*	Less than 1%

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2)	According to a Form 4 filed with the SEC on [date], of the shares shown for Mr. Lifflander are owned directly by Mr. Lifflander and are owned directly by MMI Investments, L.P., the general partner of which, MCM Capital Management, LLC (“MCM”), owns, indirectly as such general partner, its proportionate interest of these shares. Mr. Lifflander is a Voting Member and President of MCM. Mr. Lifflander and MCM have disclaimed beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. Mr. Lifflander has informed the Company that the shares owned by MMI Investments, L.P. are held in marginable accounts. The shares owned directly by Mr. Lifflander represent less than 1% of the class. If the shares with respect to which Mr. Lifflander has disclaimed beneficial ownership were excluded, the amounts shown in the table for all directors and current officers as a group would be as follows: Number of Shares of Common Stock — ; Additional Shares of Common Stock Deemed Beneficially Owned — Percent of Class — less than 1%.

(3)	Includes:

(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Ms. Haugen, ; [ ]; current officers as a group, . With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page , for directors as follows: Mr. Bolduc, ; Dr. Duderstadt, ; Mr. Duques, ; Mr. Espe, ; Ms. Fletcher, ; Mr. Jones, ; Mr. Martin, and Mr. McQuade, . They may not be voted.

(4)	Shares shown are shares subject to options exercisable within 60 days following March 1, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Company’s executive compensation program is based upon the following objectives:

•	attract, retain and motivate executives responsible for the Company’s long-term success;

•	reward executives for achieving both financial and strategic Company goals;

•	align executive and stockholder interests through long-term, equity-based plans; and

•	provide a compensation package that recognizes individual contributions as well as overall business results.

Given these objectives, the Company’s executive compensation program is designed to provide a mix of fixed compensation and at-risk compensation that is heavily weighted towards variable compensation tied to the achievement of specific business objectives and corporate financial goals (both short-term and long-term), as well as to the attainment of the executive’s individual performance objectives. To that end, the principal components of executive officer compensation are:

•	base salary;

•	short-term cash incentives tied to annual and quarterly corporate and individual performance; and

•	long-term incentives in the form of restricted stock units, stock options and/or other stock-based awards.

In addition, executive officers receive other benefits that the Company believes are reasonable and consistent with its overall compensation program. These include supplemental retirement programs and executive perquisites.

Each of the three principal elements of the Company’s executive compensation program is essential to meeting the program’s overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives. Base salaries, which are the only fixed component of compensation, are used primarily to attract and retain executives responsible for the Company’s long-term success. Annual cash incentive compensation is “at-risk” compensation designed both to reward executives for the achievement of short-term corporate, business unit and individual goals and to attract and retain executives. Long-term incentive compensation is intended to align executive and stockholder interests, to motivate and reward executives for long-term business success and to attract and retain executives responsible for this long-term success.

The Company has not adopted a formula to allocate total compensation among its various components. As a general matter, total target compensation, as well as each element of total target compensation, is intended to be consistent with the median for the companies against which Unisys benchmarks the compensation it pays to its executive officers. However, the Company incorporates flexibility into its compensation programs and into the assessment process to respond to and adjust for the changing business environment and to emphasize, as needed, one or more of its compensation objectives.

Benchmarking

The Company’s executive compensation program takes into account the compensation practices of companies with which Unisys competes or could compete for executive talent. In its review of the Company’s executive compensation program in 2009, the Compensation Committee compared the Company’s overall compensation practices (types of compensation paid, mix of variable and fixed compensation, mix of cash and equity-based compensation and the like) and compensation levels (officers’ total annual compensation, as well as each component of their total compensation) with two groups of benchmark companies. The Compensation Committee looked primarily at the following group of companies, which was developed by its compensation consultant based on industry, revenue, number of employees and market capitalization, as the first benchmark:

Accenture ACS BearingPoint Computer Associates Cognizant Tech Solutions	CSC EMC Juniper Networks NCR NetApp, Inc.	Perot Systems SAIC, Inc. Sun Microsystems Symantec

The committee also reviewed compensation levels at the following High Technology companies in the Towers Perrin TriComp survey that have revenue levels similar to the Company’s as the second benchmark:

Advanced Micro Devices Agilent Technologies Applied Materials Business Objects Computer Associates Corning CSC	EMC KLA-Tencor Lenovo Lexmark International Micron Technology NCR Nortel Networks	Qualcomm Seagate Technology Texas Instruments Western Digital Yahoo

As a general proposition, total target compensation, as well as each element of total target compensation, for the Company’s executive officers is intended to be consistent with the median for persons holding comparable positions at the benchmark companies. However, because the Compensation Committee also takes into consideration both individual and corporate performance, as well as a subjective assessment of the relative complexity and strategic importance of any particular position held, any given executive can be compensated at, above or below the median benchmark levels. For 2009, base salaries and annual incentive targets were generally in line with the benchmark companies. For the reasons set forth below, long-term incentive targets were below the benchmark levels, and, as a result, total target compensation was below competitive levels.

Role of Compensation Consultants and Management

To assist in carrying out its responsibilities, the Compensation Committee regularly consults with the committee’s outside compensation consultant. Under its charter, the Compensation Committee has sole authority to retain and terminate outside compensation consultants, including sole authority to approve the consultant’s fees and other retention terms. In 2009, Watson Wyatt was the committee’s outside compensation consultant. In this role, Watson Wyatt performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and director compensation, particularly analyses of the Company’s executive and director compensation in comparison to the benchmark companies. Watson Wyatt spoke with the chairman of the

Compensation Committee, as well as with management, in preparing for committee meetings, regularly attended committee meetings and frequently met in executive session with the Compensation Committee without the presence of management. As is discussed more fully on page 13, effective January 1, 2010, the committee engaged Pearl Meyer & Partners to act as its outside compensation consultant.

The Compensation Committee also receives reports and recommendations from management. In particular, the committee solicits input from J. Edward Coleman, the Company’s Chairman and Chief Executive Officer, regarding the compensation of those executives reporting directly to him. In connection with these recommendations, Mr. Coleman consults with the Company’s head of human resources and senior executive compensation staff and meets periodically with the Compensation Committee’s outside compensation consultant to review the benchmark data. In addition, Mr. Coleman provides recommendations, based on the Company’s operating and strategic plans, to the Compensation Committee related to the corporate performance measures used in the Company’s annual and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels. In connection with these recommendations, Mr. Coleman consults with the Company’s chief financial officer. Although Mr. Coleman regularly attends Compensation Committee meetings, his compensation package is considered by the committee in an executive session without him present, using data, analysis and advice provided by the outside compensation consultant, and then reviewed and approved by the independent members of the Board of Directors. The Compensation Committee also meets from time to time in executive session with the outside compensation consultant, but without the presence of Mr. Coleman or any other members of management, to consider, among other things, the compensation recommendations proposed by Mr. Coleman.

Chairman and Chief Executive Officer

Effective October 7, 2008, the Board of Directors elected Mr. Coleman as the Company’s Chairman of the Board and Chief Executive Officer. In connection with his election, the Company and Mr. Coleman entered into an employment agreement dated October 6, 2008 (and amended on December 22, 2008 to comply with Section 409A of the Internal Revenue Code) covering the terms and conditions of Mr. Coleman’s employment. The agreement provides for a minimum base salary of $972,000 per year, subject to periodic review by the Board of Directors after receiving a recommendation from the Compensation Committee. He is eligible to receive an annual bonus award at a target bonus level of not less than 125% of base salary. Except with respect to the first six months of his employment, the actual bonus payable, if any, will be determined by the Board in its sole discretion after receiving a recommendation from the Compensation Committee and will be based on Mr. Coleman’s attainment of performance criteria to be determined annually by the Board and the Compensation Committee. For the first six months of his employment, the agreement guaranteed Mr. Coleman a bonus of $607,500. Pursuant to the agreement, Mr. Coleman received, on February 12, 2009, the grant of performance-based restricted stock units (“RSUs”) that is described in “Grants of Plan-Based Awards” on page 42. Mr. Coleman is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the company’s long-term incentive plans. For so long as Mr. Coleman’s primary residence is not in the Philadelphia metropolitan area, he will be provided with the use of a company-paid apartment in the Philadelphia metropolitan area for business purposes, the annual expense of which will be approved annually by the Compensation Committee. Beginning in 2010, the Company will no longer provide Mr. Coleman a tax reimbursement with respect to this apartment.

Principal Components of Executive Officer Compensation

As set forth above, the principal elements of the Company’s executive compensation program consist of base salary, short-term variable cash incentives and long-term incentive compensation.

Base Salary

Base salaries for elected officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual and comparing such salaries to the benchmark compensation data. Thereafter, increases in salary can be based on the Compensation Committee’s evaluation of any number of factors, including the individual’s level of responsibility, individual performance, pay levels of both the executive in question and other similarly situated executives and the benchmark compensation data. In February 2009, when it conducted its review of executive compensation, the Compensation Committee determined that, except as set forth below, no elected officers would receive salary increases in 2009 given economic conditions and the Company’s cost reduction program. In its review, the committee also considered the relationship of executive compensation at the Company to the benchmark compensation data and determined that salaries that had been in effect for 2008 for the Named Officers listed in the Summary Compensation Table on page 41 remained generally consistent with the median for the benchmark companies. Dominick Cavuoto, who is one of the Named Officers, was elected an officer of the Company in February 2009 and received a salary increase at that time in connection with his election.

Variable Short-Term Incentive Compensation

During 2009, all of the Company’s elected officers were eligible to receive annual and quarterly cash incentive compensation through the Company’s Executive Variable Compensation Plan (the “EVC Plan”). Compensation under the EVC Plan is “at-risk” compensation intended to motivate and reward executives for the attainment of corporate and/or individual performance goals for the year. Under the plan, the Compensation Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. The amount of incentive compensation awards payable under the plan depends upon (1) a participant’s target annual incentive, (2) the amount of funding the Company makes available for the plan and (3) individual performance. Individual targets for elected officers are approved by the committee and are intended to be competitive in the market for which the Company competes for talent. They are therefore set at or around the median for comparable positions at the benchmark companies. For 2009 target award amounts, which are typically stated as a percentage of base salary, were as follows for the following Named Officers: J. Edward Coleman — 125%; Janet B. Haugen — 90%; Dominick Cavuoto — 95%; Edward C. Davies — 95%; Richard C. Marcello — 95%.

The extent to which the Company makes funding available for the EVC Plan depends upon the degree to which the Company and, if applicable, the individual’s business unit, achieves performance targets approved by the Compensation Committee at the beginning of each year. For 2009, awards to executives at the corporate level (Mr. Coleman and Ms. Haugen) were funded based on the performance of the Company as a whole against the performance targets; awards to executives with responsibility for a business unit (Mr. Cavuoto, Mr. Davies and Mr. Marcello) were funded 50% based on the performance of the Company as a whole and 50% based on the performance of the relevant business unit. In each instance, EVC Plan funding was based 40% on quarterly performance and 60% on full-year performance. EVC Plan awards with respect to quarterly results were funded and paid after the end of each quarter. Participants received their proportionate share of the amounts funded with respect to quarterly awards.

Performance targets set for the Company as a whole for 2009 were based on free cash flow and pre-tax profit. Each target was weighted 50%. The committee also set threshold and, in the case of annual performance, maximum performance levels for each criterion, which would result in funding at 50% and 150% of target, respectively, if achieved. No funding would be provided by the Company in respect of a criterion if performance was below the threshold level, except that the plan had a “catch-up” feature for quarterly periods that allowed participants to receive payments for quarters in which targets were not fully met if there was overachievement in later quarters.

The tables below summarize the performance measures, targets, actual results and the percentage of target awards funded based on these results with respect to 2009 EVC Plan awards based solely on Company-wide performance.

Full-year 2009

	Threshold	Target	Maximum	Actual	Percentage
Metric	($ Millions)	($ Millions)	($ Millions)	($ Millions)	Funded

Free Cash Flow	65	80	125	196	150%
Pre-Tax Profit	135	170	200	335	150%

Quarterly 2009

First Quarter:

	Threshold	Target	Actual
Metric	($ Millions)	($ Millions)	($ Millions)

Free Cash Flow	(123)	(65)	(69)
Pre-Tax Profit	0	10	(3)

Second Quarter:

	Threshold	Target	Actual
Metric	($ Millions)	($ Millions)	($ Millions)

Free Cash Flow	(21.3)	28.6	(5.1)
Pre-Tax Profit	33.2	36.2	72.6

Third Quarter:

	Threshold	Target	Actual
Metric	($ Millions)	($ Millions)	($ Millions)

Free Cash Flow	55	71.2	58.9
Pre-Tax Profit	32.2	32.2	123.7

Fourth Quarter:

	Threshold	Target	Actual
Metric	($ Millions)	($ Millions)	($ Millions)

Free Cash Flow	48	48	162.9
Pre-Tax Profit	100	106.4	138.7

Aggregate percentage of targets funded with respect to both targets for all four quarters (inclusive of quarterly catch-ups) was 100%.

The above performance metrics include non-GAAP financial measures. The Company defines free cash flow as cash from operations less capital expenditures. Pre-tax profit excludes retirement-related expenses and is calculated before the accrual for variable compensation. In addition, both the pre-tax profit and the cash flow goals were subject to adjustment by the chief executive officer and the Compensation Committee for one-time and extraordinary items such as restructuring charges and gain or loss on divestitures. They therefore will differ from the amounts shown on the Company’s financial statements.

The following tables summarize, for Mr. Coleman and Ms. Haugen, amounts paid for 2009 with respect to the 2009 EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to in the first paragraph of this section. Target amounts set forth opposite each metric reflect the weightings of metrics and weightings between annual and quarterly measurement periods discussed above.

J. Edward Coleman

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Annual Free Cash Flow	364,500	546,750	150%
Annual Pre-Tax Profit	364,500	546,750	150%
Quarterly Free Cash Flow and Pre-Tax Profit	486,000	486,000	100%
Total	1,215,000	1,579,500	130%

Janet B. Haugen

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Annual Free Cash Flow	150,775.50	226,163.50	150%
Annual Pre-Tax Profit	150,775.50	226,163.50	150%
Quarterly Free Cash Flow and Pre-Tax Profit	201,034	201,034	100%
Total	502,585	653,361	130%

For the other Named Officers, with respect to the portion of awards based on business unit performance, the annual and quarterly metrics for the applicable business unit were either revenue and pre-tax profit (Mr. Cavuoto and Mr. Marcello) or orders and pre-tax profit (Mr. Davies). As with the metrics for Company performance, (a) the business unit goals were subject to adjustment by the chief executive officer and the Compensation Committee for one-time and extraordinary items such as restructuring charges and gain or loss on divestitures and (b) threshold and, in the case of annual performance, maximum performance levels were set for each criterion, which would result in funding at 50% and 150% of target, respectively, if achieved. The table below sets forth the funding made available, as a percentage of target, with respect to the performance of the business units of the other Named Officers. The Company does not report publicly the results of its various business units and does not believe that disclosing the actual performance measures used would be meaningful. Therefore the table below does not quantify the business unit performance metrics.

	Percentage of Total	Percentage of Annual
	Business Unit Quarterly	Business Unit Targets
Named Officer	Targets Funded	Funded

Dominick Cavuoto	70%	75.6%
Edward C. Davies	75%	125.5%
Richard C. Marcello	77.5%	105%

The following tables summarize, for the other Named Officers, amounts paid for 2009 with respect to the 2009 EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to in the first paragraph of this section. Amounts set forth opposite each metric reflect the weightings of metrics, weightings between annual and quarterly measurement periods and weightings between Company-wide and business unit performance discussed above.

Dominick Cavuoto

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Company Annual Free Cash Flow	67,687.50	101,531	150%
Company Annual Pre-Tax Profit	67,687.50	101,531	150%
Business Unit Annual Performance	135,375	102,344	75.6%
Company Quarterly Free Cash Flow and Pre-Tax Profit	90,250	90,250	100%
Business Unit Quarterly Performance	90,250	63,175	70%
Total	451,250	458,831	101.7%

Edward C. Davies

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Company Annual Free Cash Flow	67,687.50	101,531	150%
Company Annual Pre-Tax Profit	67,687.50	101,531	150%
Business Unit Annual Performance	135,375	169,896	125.5%
Company Quarterly Free Cash Flow and Pre-Tax Profit	90,250	90,250	100%
Business Unit Quarterly Performance	90,250	67,687	75%
Total	451,250	530,895	117.6%

Richard C. Marcello

		Actual	Amount Paid as
	Target Amount	Amount Paid	Percentage of
Metric	($)	($)	Target for Metric

Company Annual Free Cash Flow	67,627	101,440	150%
Company Annual Pre-Tax Profit	67,627	101,440	150%
Business Unit Annual Performance	135,254	142,016	105%
Company Quarterly Free Cash Flow and Pre-Tax Profit	90,169	90,169	100%
Business Unit Quarterly Performance	90,169	69,849	77.5%
Total	450,845	504,947	112%

Long-Term Incentive Awards

Long-term incentives in the form of equity-based compensation are intended to ensure that the Company’s executives have a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. They are also used as a vehicle to attract, retain and motivate executives responsible for the Company’s long-term success. The Company makes an annual long-term incentive grant to its executives during the first quarter of the year and also may make grants to newly hired employees in connection with their employment. In 2009, long-term incentives generally took the form of non-qualified stock options, although, as discussed above, Mr. Coleman also received performance-based RSUs in connection with his employment agreement. Long-term incentive awards granted to each Named Officer in 2009 are described more fully in “Grants of Plan-Based Awards” on page 42.

In 2009, the annual equity-based grant to executives was below the median at the benchmark companies. Even though the Company intends for each element of executive compensation to be generally consistent with the median, in 2009, the Company did not want to incur the additional compensation expense that would have been required to be recorded if equity-based grants had been made at that level. As a result, the value of the 2009 annual equity-based grant for elected officers was at approximately 40% of the market median for the benchmark companies.

Stock Ownership Guidelines

Since 1998, the Company has had stock ownership guidelines in place for elected officers in order to more closely link their interests with those of stockholders. Under the guidelines, as revised in 2005, elected officers are expected to own a specified number of shares (adjusted to take into account the Reverse Stock Split) of Unisys common stock as follows: chief executive officer — 20,000 shares; executive vice presidents — 7,500 shares; senior vice presidents — 4,500 shares; vice presidents — 2,500 shares. Stock options, including vested stock options, and restricted stock units do not count toward fulfillment of the ownership guidelines. Officers are expected to meet the ownership guidelines by 2010, or within five years of election for officers elected after 2005. The Compensation Committee reviews the adequacy of and compliance with the guidelines on an annual basis, typically in April. The number of shares owned by each of the Named Officers is set forth in the stock ownership table on page   .

Stock Option/RSU Granting Practices

As set forth above, in 2009 long-term incentives generally took the form of stock options. Most stock options are granted in the annual grant made to executives, although options may also be granted as part of the hiring process. Annual grants are approved at a specified, regularly scheduled meeting of the Compensation Committee early each year. For grants in the United States, the grant date is no earlier than the date of the meeting, and the exercise price is at least 100% of the fair market value of Unisys common stock on the date of grant. The dates of regularly scheduled board and committee meetings are generally determined many months in advance as part of the normal board calendaring process.

Stock options granted as part of the hiring process have a grant date no earlier than the date of approval, have an exercise price at least equal to fair market value on the date of grant and, except as noted below, are approved by the Compensation Committee or the Board of Directors. New hire stock option grants are typically reviewed and approved by the Compensation Committee at its regularly scheduled meetings. For these grants, the date of grant is the date of the meeting, if the individual receiving the grant has already commenced employment at Unisys. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment. The Compensation Committee has also delegated to the Company’s chief executive officer the authority to grant a limited number of stock options during the year to eligible individuals (other than the chief executive officer, his direct reports and their direct reports). The committee’s delegation of authority specifies that for these stock options the grant date will be either (1) the first business day of the month following the date of the chief executive officer’s approval, if the individual has commenced employment at Unisys, or (2) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. The chief executive officer has no discretion with respect to choosing the grant date, and in all cases, the date of grant occurs after the date the grantee commences employment with Unisys.

From 2006 through 2008, long-term incentive awards primarily took the form of RSUs. As with stock options, the principal award was the annual grant to executives. This grant was made during the first quarter of the year, at the time the Compensation Committee approved the number of units to be granted and finalized the performance criteria for performance-based awards. As with stock options, RSUs may also be granted as part of the hiring process. The same procedures regarding the chief executive officer’s authority with respect to, and the timing of, stock option grants to new employees also apply to RSUs granted to new hires.

Other Benefits

Elected officers participate in the retirement programs discussed below under “Pension Benefits” and “Non-Qualified Deferred Compensation”. In addition, the Company provides death benefits to the beneficiaries of executive officers. Perquisites provided to executive officers include financial counseling/tax preparation services and an annual physical examination.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.

The 2003 Plan and the 2007 Plan permit, and the 2010 Plan will permit, the Compensation Committee to design compensation awards to Named Officers that will meet the requirements of Section 162(m) of the Internal Revenue Code. The committee may grant awards under the plans that meet the requirements of Section 162(m) of the Internal Revenue Code at such times as the committee believes that such awards are in the best interests of the Company. The committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

James J. Duderstadt
Clayton M. Jones
Theodore E. Martin
Charles B. McQuade

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to or earned by the chief executive officer, the chief financial officer and the other three most highly compensated executive officers who were serving as such as of December 31, 2009 (the “Named Officers”) for services rendered in all capacities to Unisys.

							Change in
							Pension
						Non-	Value and
						Equity	Non-qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary (1)	Bonus (1)	Awards (2)(3)	Awards (2)	sation	Earnings (4)	sation (5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

J. Edward Coleman	2009	972,000	1,579,500	571,500	337,382	—	—	237,193	3,697,575
Chairman of the Board and Chief Executive Officer (6)	2008	233,031	303,750	580,500	848,456	—	—	37,030	2,002,767
Janet B. Haugen	2009	558,428	653,361	—	161,662	—	244,774	43,428	1,661,653
Senior Vice	2008	549,910	—	1,149,999	—	—	—	76,423	1,776,332
President and Chief Financial Officer	2007	530,410	—	1,241,250	—	—	9,766	95,016	1,876,442
Dominick Cavuoto	2009	470,223	458,831	—	161,662	—	29,192	128,141	1,248,049
Senior Vice President; President TCIS
Worldwide Consulting & Integration Services
Edward C. Davies	2009	475,000	530,895	—	161,662	—	17,102	52,690	1,237,349
Senior Vice President;
President Federal Systems
Richard C. Marcello	2009	474,574	504,947	—	161,662	—	—	40,206	1,181,389
Senior Vice President;	2008	471,437	163,832	1,149,999		—	—	83,161	1,868,429
President Technology, Consulting and
Integration Solutions (TCIS) (7)

(1)	Amounts shown include compensation deferred under the Unisys Savings Plan or a Unisys deferred compensation plan.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2009 financial statements. For more details on grants in 2009, see the Grants of Plan-Based Awards Table below.

(3)	Amount shown for Mr. Coleman for 2009 represents the grant date fair value of 90,000 (post-Reverse Stock Split) performance-based restricted stock units granted on February 12, 2009 and assumes that target performance goals will be met. Assuming that maximum performance goals are met, the value of the award at date of grant would be $857,250.

(4)	Amounts shown are the increase in pension value only. For Ms. Haugen in 2008, there was a decrease in pension value of $15,656 that is not reflected in the table.

(5)	Amounts shown are tax reimbursements, premiums paid for company-owned life insurance policies and perquisites (unless the aggregate amount of perquisites for an individual is less than $10,000). For 2009, amounts consist of the following: Mr. Coleman — tax reimbursements of $35,057, life insurance premiums of $155,256 and perquisites of $46,880, which consist of $41,400 in respect of a company-paid apartment, personal use of company aircraft and commuting expense; Ms. Haugen — life insurance premiums of $43,428; Mr. Cavuoto — tax reimbursements of $13,437, life insurance premiums of $74,064 and perquisites of $40,640, which consist of commuting expense; Mr. Davies — life insurance premiums of $52,690; Mr. Marcello — tax reimbursements of $699 and life insurance premiums of $39,507.

(6)	Mr. Coleman became Chairman of the Board and Chief Executive Officer on October 7, 2008.

(7)	Mr. Marcello left the Company in February 2010.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2009 to the Named Officers. The number of units, the number of shares underlying options and the exercise price shown in the table have been adjusted to reflect the Reverse Stock Split.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise	Fair Value
								Number of	Number of	or Base	of Stock
		Estimated Future Payouts			Estimated Future Payouts			Shares of	Securities	Price of	and
		Under Non-Equity Incentive Plan Awards			Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)

J. Edward Coleman	2/12/09				45,000	90,000	135,000		120,000	6.40	908,882
Janet B. Haugen	2/12/09								57,500	6.40	161,662
Dominick Cavuoto	2/12/09								57,500	6.40	161,662
Edward C. Davies	2/12/09								57,500	6.40	161,662
Richard C. Marcello	2/12/09								57,500	6.40	161,662

Awards shown for Mr. Coleman under “Estimated Future Payouts Under Equity Incentive Plan Awards” are performance-based restricted stock units granted under the 2003 Plan. These awards were granted to Mr. Coleman in accordance with his employment agreement described above in “Compensation Discussion and Analysis” and were approved by the Board on October 6, 2008. These restricted stock units will vest one-third per year beginning on the first anniversary of the date of grant if and to the extent that the performance criteria that are established for making funding available for the EVC Plan for each of 2009, 2010 and 2011, respectively, are met and if Mr. Coleman is then employed by the Company. The units will be converted into shares at a rate of 0 to 1.5 shares per unit depending on the degree to which the performance goals are met. On February 12, 2010, the 30,000 units scheduled to vest on that date were converted into 45,000 shares. See the discussion of the EVC Plan for 2009 in “Compensation Discussion and Analysis” above. For 2010, the EVC Plan performance criteria are based 20% on revenue, 40% on pre-tax profit and 40% on cash flow. Performance criteria for 2011 have not yet been set.

Awards shown above under “All Other Option Awards” are non-qualified stock options granted under the 2007 Plan. These options will vest 50% on the first anniversary of the date of grant and 25% on the second and third anniversaries of the date of grant if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the Named Officers that were outstanding as of December 31, 2009. Amounts of securities and option exercise prices have been adjusted to reflect the Reverse Stock Split. Fractional shares have been rounded down.

						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
	Option Awards							of	Value of
			Equity					Unearned	Unearned
			Incentive				Market	Shares,	Shares,
		Number of	Plan			Number of	Value of	Units or	Units or
	Number of	Securities	Awards:			Shares or	Shares or	Other	Other
	Securities	Underlying	Number of			Units of	Units of	Rights	Rights
	Underlying	Unexercised	Securities			Stock That	Stock That	That	That
	Unexercised	Options	Underlying	Option		Have Not	Have Not	Have Not	Have Not
	Options	(#)	Unexercised	Exercise	Option	Vested	Vested	Vested	Vested
	(#)	Unexercisable	Options	Price	Expiration	(#)	($)	(#)	($)
Name	Exercisable	(1)	(#)	($)	Date	(2)	(3)	(4)	(3)

J. Edward Coleman	40,000	80,000		18.70	10/8/2013	20,000	771,200	135,000	5,205,600
		120,000		6.40	2/12/2014
Janet B. Haugen		57,500		6.40	2/12/2014	2,326	89,691	12,733	490,984
	4,000			341.25	2/17/2010
	2,500			94.063	7/27/2010
	5,000			185.70	2/15/2011
	12,500			121.05	2/14/2012
	12,500			242.10	2/14/2012
	8,000			84.15	2/13/2013
	7,500			142.70	2/11/2014
	7,500			76.20	2/9/2010
	10,000			60.50	12/19/2010
Dominick Cavuoto		57,500		6.40	2/12/2014	4,000	154,240
Edward C. Davies		57,500		6.40	2/12/2014	364	14,036	1,819	70,141
	1,000			76.20	2/9/2010
	2,500			60.50	12/19/2010
	1,000			157.65	11/3/2013
	1,000			142.70	2/11/2014
Richard C. Marcello	3,333	1,666		90.00	7/18/2012	3,992	153,932	5,233	201,784
		57,500		6.40	2/12/2014

(1)	Awards shown are non-qualified stock options scheduled to vest as follows if the individual is then employed by the Company or, if not, has met certain age and service criteria:

Name	Vesting Date	Number of Shares

J. Edward Coleman	2/12/2010	60,000
	10/8/2010	40,000
	2/12/2011	30,000
	10/8/2011	40,000
	2/12/2012	30,000
Janet B. Haugen	2/12/2010	28,750
	2/12/2011	14,373
	2/12/2012	14,375
Dominick Cavuoto	2/12/2010	28,750
	2/12/2011	14,373
	2/12/2012	14,375
Edward C. Davies	2/12/2010	28,750
	2/12/2011	14,373
	2/12/2012	14,375
Richard C. Marcello	2/12/2010	28,750
	7/18/2010	1,666
	2/12/2011	14,375
	2/12/2012	14,375

(2)	Awards shown are time-based restricted stock units that vest on specified dates if the individual is then employed by the Company or, if not, has met certain age and service criteria. Awards shown are scheduled to vest as follows:

Name	Vesting Date	Number of Shares

J. Edward Coleman	10/8/2010	10,000
	10/8/2011	10,000
Janet B. Haugen	2/7/2010	1,163
	2/7/2011	1,163
Dominick Cavuoto	4/30/2011	4,000
Edward C. Davies	2/7/2010	182
	2/7/2011	182
Richard C. Marcello	2/7/2010	1,163
	7/18/2010	1,666
	2/7/2011	1,163

(3)	Market value reflects the $38.56 closing price of Unisys common stock on December 31, 2009.

(4)	Awards shown are performance-based restricted stock units that vest if performance goals for the relevant performance period are met and the individual is then employed by the Company. The awards shown for Mr. Coleman are the performance-based units described in more detail in the Grants of Plan-Based Awards table, which are scheduled to vest in three equal annual installments beginning on February 12, 2010 if the performance goals for the relevant performance period are met. The number of shares shown in this column for Mr. Coleman is based on achieving maximum performance goals in the relevant performance period. As set forth above, the 30,000 units scheduled to vest on February 12, 2010 were converted into 45,000 shares. The number of shares shown for the other Named Officers is based on achieving threshold performance goals in the relevant performance period. Assuming threshold performance goals are met, the restricted stock units for the other Named Officers are scheduled to vest as follows:

Name	Vesting Date	Number of Shares

Janet B. Haugen	3/7/2010	7,500
	2/7/2011	5,233
Edward C. Davies	3/7/2010	1,000
	2/7/2011	819
Richard C. Marcello	2/7/2011	5,233

Ms. Haugen’s and Mr. Davies’ performance-based restricted stock units scheduled to vest on March 7, 2010 did not vest into any shares of Unisys common stock.

Option Exercises and Stock Vested

The following table gives information on stock option exercises and the vesting of stock awards during 2009 for each of the Named Officers. The number of shares shown in the table reflects the Reverse Stock Split.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

J. Edward Coleman	—	—	10,000	279,000
Janet B. Haugen	—	—	1,663.1	11,636
Edward C. Davies	—	—	248.7	1,781
Dominick Cavuoto	—	—	—	—
Richard C. Marcello	—	—	2,829.8	36,887

Pension Benefits

The Company’s officers participate in three pension plans sponsored by Unisys in the United States:

•	Unisys Pension Plan (the “Pension Plan”) — a qualified defined benefit pension plan available to all U.S. employees who met eligibility requirements by December 31, 2006.

•	Unisys Corporation Supplemental Executive Retirement Income Plan (the “Supplemental Plan”) — a nonqualified excess defined benefit plan available to all U.S. employees who met eligibility requirements by December 31, 2006 and whose qualified plan benefits are limited by the Internal Revenue Code or limited because they have deferred compensation under non-qualified plans. The plan is designed to make up for the benefit shortfall created by the Internal Revenue Code limits and the non-qualified deferrals of compensation.

•	Unisys Corporation Elected Officer Pension Plan (the “Officer Plan”) — a nonqualified defined benefit plan available to all elected officers who met eligibility requirements by December 31, 2006. The plan is designed to provide a minimum target of retirement income for executives.

Effective December 31, 2006, each of these plans was frozen and benefits thereunder ceased to accrue. No new participants are now allowed.

The table below presents pension plan information as of December 31, 2009 for certain of the Named Officers. Mr. Coleman and Mr. Marcello are not participants in any of the three pension plans as they did not meet the eligibility requirements for any of the plans prior to December 31, 2006.

		Number of Years	Present Value of	Payments
		of Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)

Janet B. Haugen	Pension Plan	10.667	277,283	—
	Supplemental Plan	10.667	123,668	—
	Officer Plan	10.667	980,128	—
Dominick Cavuoto	Pension Plan	5.250	121,537	—
	Supplemental Plan	5.250	56,072	—
	Officer Plan	5.250	—	—
Edward C. Davies	Pension Plan	3.250	31,029	—
	Supplemental Plan	3.250	25,095	—
	Officer Plan	3.250	—	—

The present value of the accumulated benefit has been determined assuming benefits commence as of the earliest date at which each executive is entitled to unreduced benefits. This is generally the later of age 62 and achievement of vesting requirements. However, for executives who are not eligible for unreduced benefits prior to age 65, benefits are assumed to commence at age 65. The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans, except that the calculations assume that each of the above individuals will remain with the Company until such retirement date and therefore do not apply any decrements in respect of termination, disability and the like. Assumptions as to life expectancy are based on the RP2000 Mortality Table projected to 2017 for healthy males and females. The discount rate used is 6.11%. Where benefits are payable as a 50% contingent annuity without actuarial reduction, which is the case for Officer Plan participants who are married, benefits have been valued using actuarial factors assuming 80% of plan participants are married and assuming wives are three years younger than husbands.

The following summarizes the benefits under the specific plans:

Unisys Pension Plan

Prior to December 31, 2006, all employees of Unisys were eligible to participate in the Pension Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Pension Plan provides benefits under two benefit formulas:

1. For service beginning on or after January 1, 2003, benefits accrue each year under a cash balance formula under which a participant’s account is credited with an amount equal to 4% of plan compensation. In addition, the account balance is credited with interest on a monthly basis using the annual interest rates on 5-Year Constant Maturity Treasury Notes, plus 0.25%. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested cash balance benefit is available for payment following termination of employment, and the normal form of payment is a life annuity for single participants (the participant receives the periodic amount during his or her lifetime, with no survivor benefit payable after his or her death), or an actuarially reduced 50% contingent annuity for married participants (the participant receives a reduced periodic benefit during his or her lifetime to reflect the survivor payments, and the participant’s surviving beneficiary receives 50% of the periodic amount the participant received). Other annuity forms are also available on an actuarially equivalent basis. The benefit is also available in the form of a lump sum distribution. All Named Officers who met plan eligibility requirements are eligible for the cash balance benefit.

2. For employees hired prior to January 1, 2003, benefits are also based on a career pay formula. Each year, the annual accrued benefit payable to a participant at normal retirement date (age 65) is increased by 1% of plan compensation, plus 0.35% of plan compensation in excess of one-half of the average Social Security taxable wage base for the five preceding years. Participants ultimately are eligible for the larger of: (a) the career pay formula through the date of termination of employment or (b) the career pay formula accrued through December 31, 2002 plus the cash balance benefit described above. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested benefit is available for payment following termination of employment and attainment of early retirement eligibility (age 55). The benefit is reduced by 0.5% for each month that the benefit commences prior to age 65. Should the employee terminate employment after attainment of both age 55 and 20 years of service with Unisys, the benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The normal form of payment of the vested career pay benefit is a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. Other annuity forms are also available on an actuarially equivalent basis. Ms. Haugen and Mr. Cavuoto are eligible for the career pay benefit.

For both formulas, plan compensation is salary, commissions, overtime pay, paid bonus and paid accrued and unused vacation. Compensation includes amounts deferred on a before-tax basis under the Unisys Savings Plan. Excluded from compensation are severance payments, supplements, compensation deferred under a non-qualified plan and other forms of extraordinary compensation. Plan compensation is limited by Section 401(a)(17) of the Internal Revenue Code.

As of December 31, 2009, Ms. Haugen, Mr. Cavuoto and Mr. Davies were vested in their Pension Plan benefit and would have been eligible to immediately receive the cash balance portion of her benefit upon termination of employment. Mr. Cavuoto is eligible to receive an early retirement benefit under the career pay formula.

Although benefits ceased to accrue under the Pension Plan effective December 31, 2006, the cash balance accounts continue to grow with interest credits.

Unisys Corporation Supplemental Executive Retirement Income Plan

Prior to December 31, 2006, all employees of Unisys were eligible to participate in the Supplemental Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Supplemental Plan provides benefits under the same provisions as the Pension Plan except as follows:

•	Plan compensation includes compensation deferred under non-qualified plans and is not limited by Internal Revenue Code Section 401(a)(17).

•	The benefit payable under the Pension Plan is applied as an offset to the benefits available under the Supplemental Plan.

•	Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A of the Internal Revenue Code (“Section 409A”)) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Supplemental Plan.

As of December 31, 2009, Ms. Haugen, Mr. Cavuoto and Mr. Davies were vested in their Supplemental Plan benefit. Ms. Haugen was vested as of December 31, 2004 and is eligible to immediately receive the pre-2005 cash balance portion of her benefit upon termination of employment. Mr. Cavuoto is also eligible to receive an early retirement benefit.

Although benefits ceased to accrue under the Supplemental Plan effective December 31, 2006, the cash balance accounts continue to grow with interest credits.

The Company has established a grantor trust relating to the Supplemental Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Corporation Elected Officer Pension Plan

Only elected officers of Unisys are eligible to participate in the Officer Plan. The Officer Plan was closed to entrants as of December 31, 2006. As a result, Ms. Haugen is the only Named Officer who is eligible for the plan.

The Officer Plan provides a gross annual accrued benefit equal to 4% of final average compensation for each of the first 10 years of credited service, plus 1% of final average compensation for each year of credited service in excess of 10 (but not in excess of 30), minus 50% of the participant’s Social Security benefit. This benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The gross benefit is offset by the benefits payable under both the Pension Plan and the Supplemental Plan.

Final average compensation is the average of the highest consecutive 60 months of plan compensation out of the last 120 months of employment, but no compensation after December 31, 2006 is included. Plan compensation is identical to that used for the Supplemental Plan.

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or a 50% contingent annuity, which is not actuarially reduced, for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Officer Plan.

Generally, benefits under the Officer Plan vest upon the earliest to occur of (a) attainment of age 55 and 10 years of service with Unisys, (b) for executives who were participants on or after January 1, 1997 and before July 19, 2001, attainment of age 50 and five years of service with Unisys or (c) a change in control of Unisys. As of December 31, 2009, Ms. Haugen was vested in her Officer Plan benefit.

The Company has established a grantor trust relating to the Officer Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Savings Plan

In conjunction with freezing the Pension Plan, Supplemental Plan and Officer Plan defined benefit plans, effective January 1, 2007, the Company increased its matching contributions under the Unisys Savings Plan, which is a tax-qualified defined contribution plan, to 100% of the first 6% of eligible pay contributed by participants on a before-tax basis. If a participant was not eligible to get the full amount of this Company matching contribution under the Savings Plan because his or her eligible pay exceeded the annual compensation limits for qualified plans under the Internal Revenue Code, or because the participant had deferred some compensation under the Company’s non-qualified 2005 Deferred Compensation Plan, the Company automatically credited the participant’s memorandum account under the 2005 Deferred Compensation Plan with an amount equal to 6% of such excess or deferred eligible pay to make up for the Company matching contributions that were not permitted under the Savings Plan.

Effective January 1, 2009, the Company suspended matching contributions under the Unisys Savings Plan and the credits to the 2005 Deferred Compensation Plan referred to above.

Non-Qualified Deferred Compensation

The table below shows unaudited information with respect to compensation of the Named Officers that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plans, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. However, the Company has established a grantor trust relating to its pre-2005 non-qualified deferred compensation plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the aggregate account balances under that plan.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
	Contributions	Contributions	Earnings in	Distributions	December 31,
	in 2009	in 2009	2009	in 2009	2009
Name	($)	($)	($) (1)	($)	($) (2)

J. Edward Coleman	—	—	51	—	233
Janet B. Haugen	—	—	37,465	—	131,819
Dominick Cavuoto	—	—	1,534	—	7,002
Edward C. Davies	—	—	7,432	—	33,925
Richard C. Marcello	—	—	(1,147)	—	25,186

(1)	No amounts shown in this column are reported in the Summary Compensation Table.

(2)	Amounts reported in this column reflect earnings (losses) for 2009 and previous years and amounts credited to the 2005 Deferred Compensation Plan in respect of Company matching contributions, as described above under “Unisys Savings Plan”, for 2008 and previous years. The Summary Compensation Table for 2008 included the following amounts in respect of Company matching contributions in 2008 for the following Named Officers: Mr. Coleman — $182; Ms. Haugen — $19,195; Mr. Marcello — $29,307. The Summary Compensation Table for 2007 included $18,325 in respect of Company matching contributions in 2007 for Ms. Haugen.

Potential Payments upon Termination or Change in Control

Under the agreements and plans discussed below, the Named Officers would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Termination Arrangements

As described above in “Compensation Discussion and Analysis” the Company and J. Edward Coleman are parties to an employment agreement covering the terms and conditions of Mr. Coleman’s employment as Chairman of the Board and Chief Executive Officer. The employment agreement also provides certain termination benefits to Mr. Coleman. Under the agreement, if Mr. Coleman’s employment is terminated by the Company without cause or by Mr. Coleman for good reason (defined generally as a reduction in aggregate compensation target, a reduction in duties or authority or removal as chairman and chief executive officer), Mr. Coleman will be entitled to receive an amount equal to two times (1) his base salary (at its then current rate) plus (2) his annual bonus (in an amount equal to the average percentage of target bonus paid to him for the three years preceding the employment termination date times the target bonus amount in effect on the termination date). Subject to a six-month delay under Section 409A if Mr. Coleman is among the top 50 most highly compensated officers, this termination payment is to be paid in a lump sum in cash within 30 days of the date of termination. Mr. Coleman and his eligible dependents will also be entitled to receive medical and dental coverage, at the same premium rates charged to active employees, for up to two years following termination of employment. To receive health coverage, Mr. Coleman will be required to pay the full premium charged for the coverage. The Company will then reimburse him the amount of the premium that exceeds the amount he would have paid as an employee, plus a tax gross-up on that amount. Mr. Coleman will cease to be entitled to these health coverage payments if he becomes employed with another employer during such two-year period. In the event Mr. Coleman’s employment is terminated by reason of disability or death, all compensation and benefits under the agreement will terminate, except that he or his estate will receive benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death. If Mr. Coleman’s employment is terminated for cause or by Mr. Coleman for other than good reason, he will be entitled only to the benefits provided to the company’s executive employees upon a similar termination of employment. The agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment. In the event Mr. Coleman breaches any of these provisions, the Company will have the right to terminate any termination payments due to him, and Mr. Coleman must repay any termination payments made to him upon termination of his employment without cause or for good reason. If Mr. Coleman’s employment had terminated on the last business day of 2009 under circumstances entitling him to the payments described above, he would have been entitled to receive a termination payment of $4,374,000. Total amounts payable to Mr. Coleman in respect of medical and dental coverage for two years would be approximately $49,600. Mr. Coleman is also party to a change in control agreement with the Company, as described below. He is not entitled to receive duplicate payments under the change in control agreement and the above agreement. In the event of a conflict, Mr. Coleman will be entitled to benefits under the change in control agreement unless the change in control agreement provides for the payment of benefits under the employment agreement.

On February 9, 2010, the Company and Richard C. Marcello entered into an agreement setting forth the terms of the termination of Mr. Marcello’s employment with the Company. Under the agreement, Mr. Marcello will continue to receive an amount equal to his monthly base salary until

August 31, 2010. This amount will be payable monthly in accordance with the Company’s normal payroll practices. If Mr. Marcello obtains full-time employment before August 31, 2010, Unisys will pay him any remaining monthly salary payments due in a lump sum. The agreement also provides that Mr. Marcello will be eligible to participate in an outplacement program until August 31, 2010.

Change in Control Agreements

The Company has entered into change in control employment agreements with its elected officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), or if the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control, the terminated executive will be entitled to receive special termination benefits. For officers other than Mr. Coleman, these benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to three years base salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus), (3) a lump sum payment equal to the excess of the actuarial value of the pension benefit the executive would have accrued if the executive’s employment had continued for three years after the termination date over the actuarial value of the actual pension benefit payable as of the termination date, (4) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the three-year period, (5) for three years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (6) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee, plus a tax gross-up on that amount. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. However, if the gross-up payment in respect of the excise tax would not result in a net after-tax benefit to the executive of at least $50,000, then no gross-up payment will be made, and the termination payments will be reduced (a “Cutback”) to an amount that will not give rise to the excise tax. The executive is under no obligation to mitigate amounts payable under these agreements.

Mr. Coleman is entitled to the same special termination benefits enumerated above, except that (a) the lump sum payment referred to in (2) above will be equal to two years salary and bonus, (b) the lump sum payment referred to in (4) above will be for two years of welfare plan premiums and (c) the continued eligibility for health coverage referred to in (5) above will be for two years. In addition, Mr. Coleman’s agreement does not provide for any gross-up for any excise tax imposed on any payment by the Company under Section 4999 of the Internal Revenue Code. The payments will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to Mr. Coleman.

If the Named Officers had become entitled to the special termination benefits described above on the last business day of 2009, they would have received the following:

		Lump Sum
		Payment for		Value of	Welfare	Health
	Pro-Rata	Salary	Pension	Outplacement	Benefit Plan	Coverage	Excise Tax
	Bonus	and Bonus	Accrual	Services	Premiums	Payments	Gross-Up	Total
Name	($) (1)	($) (1) (2)	($) (1) (3)	($) (4)	($)	($)	($) (5)	($) (1) (6)

J. Edward Coleman	1,215,000	4,374,000	—	50,000	19,781	49,605	—	5,708,386
Janet B. Haugen	—	1,675,284	—	50,000	17,310	74,444	1,158,671	2,975,709
Dominick Cavuoto	—	1,366,877	—	50,000	14,757	71,838	—	1,503,472
Edward C. Davies	135,000	1,830,000	—	50,000	14,757	76,879	1,014,224	3,120,860
Richard C. Marcello	446,259	2,762,498	—	50,000	14,743	25,303	1,656,206	4,955,009

(1)	No bonuses under the EVC Plan were paid to Ms. Haugen for 2006, 2007 or 2008. Therefore, the numbers in the table for her do not include any amounts in respect of bonus. If amounts paid to Ms. Haugen for 2006 under the Company’s 2006 Turnaround Incentive Plan were deemed to be bonus, the amount shown for pro-rata bonus would have been $300,000. The amounts for lump sum salary and bonus and excise tax gross-up shown in the table would have been adjusted accordingly, with the result that the amount shown in the “Total” column would have been $4,313,195 for Ms. Haugen.

(2)	Amount shown for Mr. Cavuoto reflects a $58,123 Cutback in order to avoid the imposition of the excise tax.

(3)	As set forth above, the Company’s defined benefit plans were frozen as of December 31, 2006, and Company matching contributions to the Unisys Savings Plan were suspended effective January 1, 2009.

(4)	The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(5)	Change in control payments are assumed to consist of the amounts shown in the table, as well as the value of any accelerated vesting of equity awards pursuant to the terms of the Company’s long-term incentive plans. The calculations use a Federal excise tax rate of 20%, a Federal income tax rate of 35%, a Medicare tax rate of 1.45% and the current income tax rates for the states of residence of the Named Officers.

(6)	Amounts shown in this column do not include the value of the vested awards shown in the tables below under “Long-Term Incentive Plans”.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs, all time-based awards will become fully vested and, depending on the applicable plan, either a pro-rata portion (based on the completed portion of the related performance cycle) or the full amount of the target amount of performance-based awards will vest. In addition, all unvested stock options will become immediately exercisable. If a change in control had occurred on the last business day of 2009, the

Named Officers would have become vested in the following number of restricted stock units, having the following values:

	Vested Units	Value of Vested Units
Name	(#)	(1) ($)

J. Edward Coleman	50,000	1,928,000
Janet B. Haugen	28,693.2	1,106,410
Dominick Cavuoto	4,000	154,240
Edward C. Davies	4,002.4	154,333
Richard C. Marcello	14,459.8	557,570

(1)	Based on the $38.56 closing price of Unisys common stock on December 31, 2009.

In addition, the following number of stock options would have become exercisable at the following exercise prices:

	Stock Options	Exercise Price
Name	(#)	($)

J. Edward Coleman	80,000	18.70
	120,000	6.40
Janet B. Haugen	57,500	6.40
Dominick Cavuoto	57,500	6.40
Edward C. Davies	57,500	6.40
Richard C. Marcello	1,666	90.00
	57,500	6.40

A discussion of amounts payable to the Named Officers under the pension plans sponsored by the Company begins on page   . As set forth in “Pension Benefits”, benefits under the Elected Officer Pension Plan and the Supplemental Executive Retirement Income Plan become immediately vested upon a change in control of the Company.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities. During 2009, Anthony P. Doye, an officer of the Company, had one late report covering one transaction.

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (“Rule 14a-8”) for inclusion in the proxy materials for the 2011 annual meeting of stockholders must be received by the Company by November 18, 2010.

Any stockholder who intends to present a proposal at the 2011 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than January 29, 2011.

Any stockholder who intends to make a nomination for the Board of Directors at the 2011 annual meeting, the stockholder must deliver to the Company no later than January 28, 2011 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2009 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, A2-17, Unisys Corporation, Unisys Way, Blue Bell, PA 19424-0001. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $     , plus expenses.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary

Dated: March   , 2010

APPENDIX A
(Marked to Show Proposed Amendments)

PROPOSED AMENDMENTS TO
ARTICLE VI, SECTIONS 2, 4 AND 5 OF
RESTATED CERTIFICATE OF INCORPORATION OF
UNISYS CORPORATION

Section 2.  Terms.  The directors, other than those who may be elected by the holders of any ~~class or~~ series of ~~stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1985~~
Preferred Stock, shall, commencing with the
 Annual Meeting of Stockholders~~, the term of office of the second class to expire at the 1986~~
scheduled to be held in calendar year 2011 (the “2011 Annual Meeting”), be elected at each
 Annual Meeting of Stockholders ~~and the term of office of the third class to expire at the 1987 Annual Meeting of Stockholders. At each~~
for a term expiring at the next
 Annual Meeting of Stockholders following ~~such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.~~
their election and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation, retirement, disqualification or removal. The term of office of each director serving on the Board of Directors immediately prior to the election of directors at the 2011 Annual Meeting (other than any directors elected by holders of Preferred Stock) shall expire at the 2011 Annual Meeting, notwithstanding that any such director may have been elected for a term that extended beyond the date of the 2011 Annual Meeting, but such director may remain in office beyond the expiration of such term expiring at the 2011 Annual Meeting until a successor is elected and qualified or until such director’s earlier death, resignation, retirement , disqualification or removal.

Section 4.  Newly Created Directorships and Vacancies.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, ~~and directors so chosen~~
even if less than a quorum. Any director so chosen (other than a director elected by holders of Preferred Stock)
 shall hold office for a term expiring at the
next
Annual Meeting of Stockholders ~~at which the term of the class to which they have been elected expires~~
following his or her election and shall remain in office until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal
. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 5.  Removal.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, ~~but only for~~
with or without
 cause ~~and only~~
,
 by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote ~~generally in the election of directors~~
thereon
, voting together as a single class.

A-1

APPENDIX B
(Marked to Show Proposed Amendments)

PROPOSED AMENDMENTS TO
ARTICLE II, SECTIONS 2, 3 AND 4 OF
BYLAWS OF
UNISYS CORPORATION

Section 2.  Terms.

The directors, other than those who may be elected by the holders of any ~~class or~~ series of~~stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1985~~
Preferred Stock, shall, commencing with the
 Annual Meeting of Stockholders~~, the term of office of the second class to expire at the 1986~~
scheduled to be held in calendar year 2011 (the “2011 Annual Meeting”), be elected at each
 Annual Meeting of Stockholders ~~and the term of office of the third class to expire at the 1987 Annual Meeting of Stockholders. At each~~
for a term expiring at the next
 Annual Meeting of Stockholders following ~~such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.~~
their election and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation, retirement, disqualification or removal. The term of office of each director serving on the Board of Directors immediately prior to the election of directors at the 2011 Annual Meeting (other than any directors elected by holders of Preferred Stock) shall expire at the 2011 Annual Meeting, notwithstanding that any such director may have been elected for a term that extended beyond the date of the 2011 Annual Meeting, but such director may remain in office beyond the expiration of such term expiring at the 2011 Annual Meeting until a successor is elected and qualified or until such director’s earlier death, resignation, retirement , disqualification or removal.

Section 3.  Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, ~~and directors so chosen~~
even if less than a quorum. Any director so chosen (other than a director elected by holders of Preferred Stock)
 shall hold office for a term expiring at the
next
 Annual Meeting of Stockholders ~~at which the term of the class to which they have been elected expires~~
following his or her election and shall remain in office until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal
. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4.  Removal.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, ~~but only for~~
with or without
 cause ~~and only~~, by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote ~~generally in the election of directors~~
thereon
, voting together as a single class.

B-1

APPENDIX C
(Marked to Show Proposed Amendments)

PROPOSED AMENDMENTS TO
ARTICLE VI, SECTION 1 OF
RESTATED CERTIFICATE OF INCORPORATION OF
UNISYS CORPORATION

Section 1.  Number.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than ~~10~~
7
 nor more than ~~20~~
15
 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

C-1

APPENDIX D
(Marked to Show Proposed Amendments)

PROPOSED AMENDMENTS TO
ARTICLE II, SECTION 1 OF
BYLAWS OF
UNISYS CORPORATION

Section 1.  Number.

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which, subject to any right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than ~~10~~
7
 nor more than ~~20~~
15
 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

D-1

APPENDIX E

UNISYS CORPORATION
2010 LONG-TERM INCENTIVE AND EQUITY COMPENSATION PLAN

Section 1.  Purpose; Definitions

The purpose of the Plan is to support the Company’s ongoing efforts to attract, retain and develop exceptional talent and enable the Company to provide incentives directly linked to the Company’s short and long-term objectives and to increases in shareholder value.

For purposes of the Plan, the following terms are defined as set forth below:

a. “AFFILIATE” means an entity which is not a Subsidiary, but in which the Company has an equity interest.

b. “ANNUAL INCENTIVE AWARD” means an Incentive Award made pursuant to Section 10 with a Performance Cycle of one year or less.

c. “AWARDS” mean grants under the Plan of Incentive Awards, Stock Options, Stock Appreciation Rights, Restricted Share Awards or Other Stock-Based Awards.

d. “BENEFICIARY” means the individual, trust or estate who or which by designation of the Participant or operation of law succeeds to the rights and obligations of the Participant under the Plan and Award agreement upon the Participant’s death.

e. “BOARD” means the Board of Directors of the Company.

f. “CAUSE” means, with respect to any Participant, the Participant (i) is intentionally dishonest in any aspect of his or her employment; (ii) is convicted (including pursuant to a plea of guilty or nolo contendere) of any felony, or a misdemeanor that impairs his or her ability to substantially perform his or her job or is otherwise injurious to the Company; (iii) engages in conduct which is against the best interest of the Company, including conduct that violates the Unisys Code of Ethical Conduct; (iv) violates any law or administrative regulation related to the Company’s business; (v) willfully fails to perform his or her duties to a substantial degree; or (vi) uses the Company’s confidential or proprietary information improperly. The Termination of Employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a written notice from the Committee (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Committee, which the Participant must request in accordance with Section 18(f)), finding that, in the good faith opinion of the Committee, the Participant is guilty of the conduct alleged, and specifying the particulars thereof in detail.

g. “CODE” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

h. “COMMISSION” means the Securities and Exchange Commission or any successor agency.

i. “COMMITTEE” means the Compensation Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

j. “COMMON STOCK” or “STOCK” means the common stock of the Company, par value $0.01 per share.

k. “COMPANY” means Unisys Corporation or any successor thereto.

l. “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

m. “FAIR MARKET VALUE” means, on any date, the closing sales price of a share of Stock as reported on the New York Stock Exchange for that day, but not later than the earlier of the official close of the New York Stock Exchange or 4:00 p.m., U.S. Eastern Standard Time or Eastern Daylight Time, as the case may be.

n. “GOOD REASON” means, with respect to any Participant, (i) a material diminution in the Participant’s authority, duties or responsibilities; (ii) any material breach by the Company of the terms of the Plan or an Award agreement issued under the Plan; (iii) a material change in the Participant’s work location, at a minimum of 50 miles radius from the Participant’s then primary work location; or (iv) a material diminution in the Participant’s compensation, including base salary or annual target bonus, in each case, without the Participant’s consent. Notwithstanding the foregoing, a Participant shall not have Good Reason unless the Participant provides notice to the Company in accordance with Section 18(f) of the condition the Participant claims gives rise to Good Reason within 90 days of the initial occurrence of such condition, the Company fails to remedy the condition within 30 days after receiving notice from the Participant, and the Participant’s Termination of Employment occurs within 30 days after the lapse of the Company’s cure period; provided, however, that in the event that a Participant provides notice to the Company of a condition that the Participant claims gives rise to Good Reason, the Committee shall make a determination in good faith as to whether the condition constitutes Good Reason, and the determination by the Committee shall be binding upon all parties. This definition of “Good Reason” shall be interpreted and applied in a manner that is consistent with the terms of Treasury Regulation Section 1.409A-1(n)(2) and guidance thereunder.

o. “INCENTIVE AWARD” means any Award made pursuant to Section 10 that is either an Annual Incentive Award or a Long-Term Incentive Award.

p. “INCENTIVE STOCK OPTION” means any Stock Option that complies with Section 422 of the Code.

q. “LONG-TERM INCENTIVE AWARD” means an Incentive Award made pursuant to Section 10 with a Performance Cycle of more than one year.

r. “NONQUALIFIED STOCK OPTION” means any Stock Option that is not an Incentive Stock Option.

s. “NORMAL RETIREMENT DATE” means the date on which the Participant is eligible to retire with unreduced benefits under a defined benefit pension plan or arrangement of the Company or one of its Subsidiaries or Affiliates or, in the event that the Participant is not a member of such a plan or arrangement, the date on which the Participant attains age 65.

t. “OTHER STOCK-BASED AWARD” means an Award made pursuant to Section 9.

u. “PARTICIPANT” shall mean an eligible employee or non-employee director who has been selected to receive an Award under the Plan in accordance with Section 3.

v. “PERFORMANCE CYCLE” means the period selected by the Committee during which the performance of the Company or any Subsidiary, Affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

w. “PERFORMANCE GOALS” mean the objectives for the Company or any Subsidiary, Affiliate or any unit, division or geographic region thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards made under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code will be based on one or more of the following criteria: earnings per share; total shareholder return; operating income; net income; cash flow; free cash flow; return on equity; return on capital; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); stock price; debt-to-capital ratio; stockholders’ equity per share; operating income as a percent of revenue; gross profit as a percent of revenue; selling, general and administrative expenses as a percent of revenue; operating cash flow; pre-tax profit; orders; revenue; customer value; or any of the foregoing criteria adjusted in a manner prescribed within the time permitted under Section 162(m) of the Code by the Committee (i) to exclude one or more specified components of the calculation thereof or (ii) to include one or more other specified items, including, but not limited to, exclusions under subsection (i) or inclusions under subsection (ii) designed to reflect changes during the Performance Cycle in generally accepted accounting principles or in tax rates, currency fluctuations, the effects of acquisitions or dispositions of a business or investments in whole or in part, extraordinary or nonrecurring items, the gain or loss from claims or litigation and related insurance recoveries, the effects of impairment of tangible or intangible assets, or the effects of restructuring or reductions in force or other business recharacterization activities, income or expense related to defined benefit or defined contribution pension plans, uninsured losses from natural catastrophes or political and legal developments affecting the Company’s business (including losses as a result of war, terrorism, confiscation, expropriation, seizure, new regulatory requirements, business interruption or similar events).

x. “PLAN” means the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan, as set forth herein and as it may be amended from time to time.

y. “RESTRICTED PERIOD” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

z. “RESTRICTED SHARE AWARD” means an Award of shares of Restricted Stock pursuant to Section 8.

aa. “RESTRICTED STOCK” means shares of Stock awarded pursuant to Section 8 that are subject to restrictions as set forth in the Award agreement.

bb. “SPREAD VALUE” means, with respect to a share of Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or grant price, if any.

cc. “STOCK APPRECIATION RIGHT” or “SAR” means a right granted pursuant to Section 7.

dd. “STOCK OPTION” or “OPTION” means an option granted pursuant to Section 6.

ee. “SUBSIDIARY” shall have the meaning set forth in Section 424(f) of the Code.

ff. “TERMINATION OF EMPLOYMENT” means the voluntary or involuntary termination of a Participant’s employment with the Company or a Subsidiary or Affiliate (or, in the case of a non-employee director, termination of service on the Board) for any reason, including death, disability, retirement or as a result of the divestiture of the Participant’s employer or any similar transaction in which the Participant’s employer ceases to be the Company or one of its

Subsidiaries or Affiliates. The Committee, in its sole discretion, shall determine whether a Termination of Employment is a result of disability, and shall determine whether military or other government or eleemosynary service constitutes a Termination of Employment. To the extent necessary, “Termination of Employment” will be limited to those circumstances that constitute a “separation from service” within the meaning of Section 409A of the Code.

In addition, the terms “Business Combination,” “Change in Control,” “Incumbent Board,” “Outstanding Stock,” “Outstanding Voting Securities” and “Person” have the meanings set forth in Section 11.

Section 2.  Administration

The Plan will be administered by the Committee, which will have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan, as it may deem appropriate. The Committee will have the authority to adopt such modifications, procedures and subplans, consistent with the objectives of the Plan, as may be necessary or desirable to comply with the laws, regulations, practices and tax and accounting principles of the countries in which the Company or a Subsidiary or Affiliate may operate and/or to assure the economic viability of Awards made to individuals employed in such countries.

Subject to the terms of the Plan, the Committee will have the authority to determine those individuals eligible to receive Awards and the amount, type and terms of each Award and to establish and administer any Performance Goals applicable to such Awards, but, at the discretion of the Board, these determinations may be made subject to ratification by the Board.

The Committee may delegate its authority and power under the Plan in whole or in part to a subcommittee consisting of two or more non-employee directors who are “outside directors” within the meaning of Section 162(m) of the Code. The Committee may similarly delegate its authority or power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, with respect to Participants who are not subject to Section 16 of the Exchange Act and who are not “covered employees” within the meaning of Section 162(m) of the Code.

Any determination made by the Committee or pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award will be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan will be final and binding on all persons, including the Company and Plan Participants, but subject to ratification by the Board if the Board so provides.

Section 3.  Eligible Participants

Participants in the Plan shall be such employees of the Company and its Subsidiaries or Affiliates, including elected officers, and non-employee directors of the Company, that are selected by the Committee, in its sole discretion, from time to time to receive an Award under the Plan. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. The Committee’s selection of an eligible employee to receive an Award in any year or at any time shall not require the Committee to select such employee to receive an Award in any other year or at any other time. The selection of an employee to receive one type of Award under the Plan does not require the Committee to select such employee to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

Section 4.  Stock Subject to Plan

(a) NUMBER OF SHARES.  The number of shares of Stock authorized for issuance under the Plan will be 4.0 million shares. Any or all of the authorized shares may be issued pursuant to the exercise of Stock Options awarded under the Plan, and all such shares may be issued pursuant to the exercise of Incentive Stock Options. If any Award is cashed out or exercised or terminates or expires without a payment being made to the Participant in the form of Stock, the shares subject to such Award, if any, will again be available for issuance in connection with Awards under the Plan. Notwithstanding the foregoing, however:

(1) (i) shares of Stock tendered in payment of the exercise price of an Option, (ii) shares of Stock withheld by the Company to satisfy any tax withholding obligation with respect to an Award, and (iii) shares of Stock that are repurchased by the Company on the open market with the proceeds of the exercise of an Option, may not again be available for issuance in connection with Awards under the Plan.

(2) if the Spread Value of a SAR is paid in shares of Stock, the shares representing the excess, if any, of (i) the number of shares of Stock subject to the SAR over (ii) the number of shares of Stock delivered in payment of the Spread Value may not again be available for issuance in connection with Awards under the Plan.

(b) ADJUSTMENTS.  The following adjustments may be to the number and kind of shares reserved for issuance under the Plan, the number, kind and price of shares subject to outstanding Awards and the Award limits under the Plan:

(1) In the event of any merger, reorganization, consolidation, recapitalization, share exchange, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other change in corporate structure affecting the Stock after adoption of the Plan by the Board, the aggregate number and kind of shares reserved for issuance under the Plan, the number, kind and price of shares subject to outstanding Awards and the Award limits set forth in Sections 4 and 5 shall be proportionately substituted for or adjusted to reflect such change in corporate structure, provided, however, that any such substitutions or adjustments will be consistent with the treatment of shares of Stock not subject to the Plan, and with respect to Stock Options and SARs, such that (i) on an aggregate basis, the Spread Value with respect to such Stock Options or SARs immediately after the change does not exceed the Spread Value immediately before the change, (ii) on a share by share basis, the ratio of the Fair Market Value of the shares of Stock subject to such Stock Options or SARs to the exercise price for such shares is not more favorable to the Participant immediately after the change as compared to such ratio immediately before the change, (iii) to the extent new Stock Options or SARs are granted, any old, related Stock Options or SARs shall be cancelled, (iv) all other terms of the Stock Options or SARs remain the same except to the extent they become inoperative by reason of the transaction, and (v) no additional benefits are provided under any new or adjusted Stock Options or SARs.

(2) The Board may also make adjustments as described above in the event of any distribution of assets to shareholders other than a normal cash dividend.

In determining adjustments to be made under this Section 4, the Board may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax consequences of an adjustment and (iii) the possibility that some Participants might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Board shall be final, binding and conclusive.

Section 5.  Awards — General Terms and Limitations

(a) AWARDS GRANTED AT FAIR MARKET VALUE.  The exercise price of a Stock Option and the grant price of an SAR may not be less than 100% of the Fair Market Value on the date of grant. In addition, to the extent that the value of an Other Stock-Based Award is based on Spread Value, the grant price for the Other Stock-Based Award may not be less than 100% of the Fair Market Value on the date of grant. Notwithstanding the foregoing, in connection with any reorganization, merger, consolidation or similar transaction in which the Company or any Subsidiary or Affiliate of the Company is a surviving corporation, the Committee may grant Stock Options, SARs or Other Stock-Based Awards in substitution for similar awards granted under a plan of another party to the transaction and may adjust Awards under this Plan, and in such a case the exercise price or grant price of the substituted Stock Options, SARs or Other Stock-Based Awards granted by the Company may equal or exceed 100% of the Fair Market Value on the date of grant reduced by any unrealized gain existing as of the date of the transaction in the option, stock appreciation right or other award being replaced; provided, however, that the exercise price, grant price or other adjustment does not exceed the price or adjustment permitted for the grant not to be considered a new grant in accordance with regulations under Section 409A of the Code and Section 424 of the Code for an Incentive Stock Option.

(b) ANNUAL AWARD LIMITATION.  The total number of shares of Restricted Stock and other shares of Stock subject to or underlying Stock Options, SARs and Other Stock-Based Awards awarded to any Participant during any year may not exceed (i) 600,000 shares, multiplied by (ii) the number of calendar years during which the Participant was eligible to participate in the Plan in accordance with Section 3 above, and reduced by (iii) the number of shares with respect to which the Participant has received awards of Restricted Stock, Stock Options, SARs and/or Other Stock-Based Awards under the Plan. An Annual Incentive Award paid to a Participant with respect to any Performance Cycle may not exceed $5,000,000. A Long-Term Incentive Award paid to a Participant with respect to any Performance Cycle may not exceed $3,000,000 times the number of years in the Performance Cycle.

(c) PERFORMANCE-BASED AWARDS.  In the discretion of the Committee, any Award granted pursuant to the Plan may be designated as a performance-based award intended to qualify, through the application of Performance Goals over a specified Performance Cycle, as “performance-based compensation” within the meaning of Code Section 162(m).

(d) MINIMUM VESTING PERIODS.  Except in the case of a new-hire Award or under such other circumstances deemed appropriate by the Committee, no Stock Option, Stock Appreciation Right, Restricted Share Award or Other Stock-Based Award may be granted with a vesting period of less than one year.

Section 6.  Stock Options

(a) STOCK OPTION AWARDS.  A Stock Option represents the right to purchase a share of Stock at a predetermined exercise price. Stock Options granted under the Plan will be in the form of Incentive Stock Options or Nonqualified Stock Options. The terms and conditions of each Stock Option Award, including the Stock Option term, exercise price, applicable vesting periods and any other restrictions/conditions on exercise, will be determined in the sole discretion of the Committee and will be set forth in an Award agreement.

(b) DURATION OF STOCK OPTIONS.  Stock Options will terminate after the first to occur of the following:

(1) Expiration of the Stock Option as provided in the applicable Award agreement;

(2) Termination of the Stock Option Award, as provided in Section 6(d), following the Participant’s Termination of Employment; or

(3) Ten years from the date of grant.

(c) ACCELERATION/EXTENSION OF EXERCISE TIME.  The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit purchase of shares under any Stock Option prior to the time such Option would otherwise vest under the terms of the applicable Award agreement. In addition, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit any Stock Option granted under the Plan to be exercised after its termination date described in Section 6(d), but in no event later than the last day of the term of the Stock Option as set forth in the applicable Award agreement. Notwithstanding the foregoing, the Committee will not extend the exercise period of any Option to the extent that the extension would cause the Option to be considered nonqualified deferred compensation subject to the provisions of Section 409A of the Code.

(d) EXERCISE OF STOCK OPTIONS UPON TERMINATION OF EMPLOYMENT.  Except as otherwise provided in this Section 6(d) or in Section 6(c), or as otherwise expressly provided in a Participant’s Award agreement as authorized by the Committee, the right of the Participant to exercise Stock Options shall terminate upon the Participant’s Termination of Employment, regardless of whether or not the Stock Options were vested in whole or in part on the date of Termination of Employment.

(1) Disability or Normal Retirement. Upon a Participant’s Termination of Employment by reason of disability or retirement on or after his/her Normal Retirement Date, a Participant may, within five years after the Termination of Employment, exercise all or a part of his/her Stock Options that were vested upon such Termination of Employment (or which became vested at a later date pursuant to Section 6(d)(3) below). In no event, however, may any Stock Option be exercised later than the last day of the term of the Stock Option as set forth in the applicable Award agreement.

(2) Death. In the event of the death of a Participant while employed by the Company or a Subsidiary or Affiliate, or within the additional period of time from the date of Termination of Employment and prior to the termination of the Stock Option as permitted under Section 6(d)(1) or Section 6(d)(3)(B), to the extent that the right to exercise the Stock Option had vested as of the date of the Participant’s death, the right of the Participant’s Beneficiary to exercise the vested portion of the Stock Option shall expire on the earliest of (A) five years from the date of the Participant’s death, (B) five years from the date of the Participant’s Termination of Employment, (C) the last day of the term of the Stock Option as set forth in the applicable Award agreement or (D) such other date set forth in the Award agreement as authorized by the Committee.

(3) Termination of Employment at Age 55 with Five Years of Service. Notwithstanding anything in this Section 6 to the contrary, unless otherwise provided in the applicable Award agreement, if Termination of Employment occurs after the Participant has attained age 55 and completed five years of service with the Company and/or its Subsidiaries or Affiliates and Termination of Employment is not for Cause, (A) the Participant shall continue to vest in each of his/her Stock Options in accordance with the vesting schedules set forth in the applicable Award agreements, and (B) the Participant may exercise his/her Stock Options, to the extent that the Stock Options have vested as of the Termination of Employment or thereafter in accordance with

Section 6(d)(3)(A), for a period of five years from the date of the Participant’s Termination of Employment. In no event, however, may any Stock Option be exercised later than the last day of the term of the Stock Option as set forth in the applicable Award agreement.

(e) EXERCISE PROCEDURES.  Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise to the Company or its designee specifying the number of shares to be purchased. This notice must be accompanied by payment in full of the exercise price by certified or bank check or such other instrument as the Company or its designee may accept. If authorized by the Committee, payment in full or in part may also be made (1) in the form of Stock already owned by the Participant valued at the Fair Market Value on the date the Stock Option is exercised, or (2) through a cashless exercise program authorized by the Company.

(f) INCENTIVE STOCK OPTIONS.  Except as otherwise expressly provided in the Plan, the Committee may designate, at the time of grant, that the Stock Option is an Incentive Stock Option under Section 422 of the Code. Whenever possible, each provision of the Plan and applicable Award agreement shall be interpreted in such a manner as to entitle the Stock Option to the tax treatment afforded by Section 422 of the Code. If any provision of the Plan or any Option designated by the Committee as an Incentive Stock Option shall be held not to comply with requirements necessary to entitle such Option to such tax treatment, then (1) such provision shall be deemed to have contained from the outset such language as shall be necessary to entitle the Option to the tax treatment afforded under Section 422 of the Code, and (2) all other provisions of the Plan and the Award agreement shall remain in full force and effect. If any agreement covering a Stock Option designated by the Committee to be an Incentive Stock Option under this Plan shall not explicitly include any terms required to entitle such Incentive Stock Option to the tax treatment afforded by Section 422 of the Code, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms. In no event will an Option that is not specifically designated as an Incentive Stock Option be treated as an Incentive Stock Option.

Section 7.  Stock Appreciation Rights

(a) STOCK APPRECIATION RIGHTS AWARDS.  A SAR represents the right to receive a payment, in cash, shares of Stock or both (as determined by the Committee), equal to the Spread Value on the date the SAR is exercised. The grant price of a SAR and all other applicable terms and conditions will be established by the Committee in its sole discretion and will be set forth in the applicable Award agreement. Subject to the terms of the applicable Award agreement, a SAR will be exercisable, in whole or in part, by giving written notice of exercise to the Company, but in no event will a SAR be exercisable later than the tenth anniversary of the date on which it was granted.

Section 8.  Restricted Stock

(a) RESTRICTED SHARE AWARDS.  The Committee may grant to any Participant an Award of shares of Common Stock in such quantity, and on such terms, conditions and restrictions (whether based on Performance Goals, periods of service or otherwise) as the Committee shall establish in its sole discretion. The terms of any Restricted Share Award granted under this Plan shall be set forth in an Award agreement.

(1) Issuance of Restricted Stock. As soon as practicable after the date of grant of a Restricted Share Award by the Committee, the Company shall register in the books of the Company, shares of Common Stock, evidencing the shares of Restricted Stock covered by the Award, but subject to forfeiture to the Company as of the date of grant if an Award agreement with respect to the

Restricted Stock covered by the Award is not duly executed by the Participant and timely returned to the Company. At the discretion of the Company, the shares will be registered on behalf of the Participant in book entry form or will be registered in the name of the Participant with a stock certificate, appropriately legended to reference the applicable restrictions, duly issued. All shares of Common Stock covered by Awards under this Section 8 shall be subject to the restrictions, terms and conditions contained in the Award agreement.

(2) Stockholder Rights. Beginning on the date of grant of the Restricted Share Award and subject to execution of the Award agreement provided for in Section 8(a)(1), the Participant will become a stockholder of the Company with respect to all shares represented under the Award agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive any dividends (or dividend equivalents) paid on such shares; provided, however, that any shares of Common Stock distributed as a dividend or otherwise with respect to any shares of Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock and shall be represented by book entry and held as prescribed in this Section 8.

(3) Restriction on Transferability. None of the shares of Restricted Stock may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable to the shares.

(4) Delivery of Shares Upon Vesting. Upon the expiration or earlier termination of the Restricted Period without forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 8(b)(2), the restrictions applicable to the Restricted Stock shall lapse. As promptly as administratively feasible thereafter, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, a stock certificate for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law, unless the Company has made arrangements to have shares of Common Stock held at a bank or other appropriate institution in non-certified form. The appropriate number of shares shall equal the number of shares Restricted Stock with respect to which the restrictions have lapsed, less the number of shares of Common Stock whose Fair Market Value as of the date on which the restrictions lapse is equal to such amount as is determined by the Company to be sufficient to satisfy applicable federal, state and local withholding tax requirements. The Company shall remit in a timely manner to the appropriate taxing authorities the amount so withheld. Although the Stock certificate delivered to the Participant or the Participant’s Beneficiary will be for a net number of shares, the Participant or the Participant’s Beneficiary shall be considered, for tax purposes, to have received a number of shares of Common Stock equal to the full number of shares of Restricted Stock with respect to which the restrictions have lapsed.

(b) TERMS OF RESTRICTED STOCK.

(1) Forfeiture of Restricted Stock. Subject to Section 8(b)(2) and Section 11, all of the shares of Restricted Stock with respect to a Restricted Share Award shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Stock shall terminate unless the Participant continues in the service of the Company or a Subsidiary or an Affiliate as an employee or a non-employee director until the expiration of the Restricted Period and satisfies any other conditions set forth in the Award agreement.

(2) Waiver of Restricted Period. Notwithstanding anything contained in this Section 8 to the contrary, the Committee may, in its sole discretion, waive the Restricted Period and any other conditions set forth in any Award agreement under certain circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the shares of Restricted Stock) as the Committee shall deem appropriate.

Section 9.  Other Stock-Based Awards

(a) OTHER STOCK-BASED AWARDS.  The Committee may grant Awards, other than Stock Options, SARs or Restricted Share Awards, that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Stock. The purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this Section 9 and all other terms and conditions applicable to the Awards will be determined by the Committee in its sole discretion and will be set forth in an applicable Award agreement.

Section 10.  Incentive Awards

(a) INCENTIVE AWARDS.  Incentive Awards are performance-based Awards that are expressed in U.S. currency, but that may be payable in the form of cash, Stock or a combination of both. Incentive Awards may be either Annual Incentive Awards or Long-Term Incentive Awards. The target amount of the Award, the Performance Goals and applicable Performance Cycle, the form of payment and other terms and conditions applicable to an Incentive Award will be determined in the sole discretion of the Committee and will be set forth in an Award agreement. Except as otherwise specifically provided in an Award agreement, payment with respect to an Incentive Award will be made during the calendar year following the year in which the Performance Cycle to which the Incentive Award relates ends.

Section 11.  Change in Control Provisions

(a) IMPACT OF EVENT.  Notwithstanding any other provision of the Plan to the contrary, and except to the extent expressly provided otherwise in an Award agreement, in the event of a Change in Control:

(1) Stock Options. In the event of a Participant’s Termination of Employment either involuntarily by the Company, other than for Cause, or for Good Reason within two years following the date of the Change in Control, all of the Participant’s Stock Options outstanding as of the date of his/her Termination of Employment will become fully vested and will be exercisable in accordance with procedures established by the Committee. The provisions of this Section 11(a)(1) will not be applicable to any Stock Options granted to a Participant if the Change in Control results from the Participant’s beneficial ownership (within the meaning of Rule 13d(3) under the Exchange Act) of Stock or Voting Securities.

(2) Stock Appreciation Rights. In the event of a Participant’s Termination of Employment either involuntarily by the Company, other than for Cause, or for Good Reason within two years following the date of the Change in Control, all of the Participant’s SARs outstanding as of the date of his/her Termination of Employment will become fully vested and will be exercisable in accordance with procedures established by the Committee. The provisions of this Section 11(a)(2) will not be applicable to any SARs granted to a Participant if the Change in Control results from the Participant’s beneficial ownership (within the meaning of Rule 13d(3) under the Exchange Act) of Stock or Voting Securities.

(3) Restricted Stock. The restrictions and other conditions applicable to any shares of Restricted Stock held by a Participant will lapse and the shares of Restricted Stock will become fully vested in the event of the Participant’s Termination of Employment either involuntarily by the Company, other than for Cause, or for Good Reason within two years following the date of the Change in Control.

(4) Incentive Awards. Any Incentive Awards relating to Performance Cycles before the Performance Cycle in which the Change in Control occurs that have been earned but not paid will become immediately payable in cash upon the Change in Control. In addition, in the event of a Participant’s Termination of Employment either involuntarily by the Company, other than for Cause, or for Good Reason within two years following the date of the Change in Control, any Incentive Award awarded to the Participant for a Performance Cycle that has not been completed at the time of his/her Termination of Employment will be deemed to be satisfied at the target level for the Performance Cycle, and payment with respect to the Incentive Award will be made in cash upon the Termination of Employment. Notwithstanding the foregoing, if the Committee in its sole discretion determines that any Incentive Award would be considered nonqualified deferred compensation within the meaning of Section 409A of the Code, then a Participant’s entitlement to payment with respect to the Incentive Award will be determined as described above in this Section 11(a)(4), but payment with respect to such Incentive Award for a Participant who is a “specified employee” within the meaning of Section 409A of the Code and as designated by the Committee will be made on the first day of the seventh month following the date of the Participant’s Termination of Employment.

(5) Other Stock-Based Awards. Other Stock-Based Awards that vest solely on the basis of the passage of time will be treated in connection with a Change in Control in the same manner as are Restricted Share Awards, as described in Section 11(a)(3) above. Other Stock-Based Awards that vest on the basis of the satisfaction of performance criteria will be treated in connection with a Change in Control in the same manner as are Incentive Awards, as described in Section 11(a)(4) above, except that payment will be made only in shares of Stock. Notwithstanding the foregoing, if the Committee in its sole discretion determines that any Other Stock-Based Award would be considered nonqualified deferred compensation within the meaning of Section 409A of the Code, then a Participant’s entitlement to payment with respect to the Other Stock-Based Award will be determined as described above in this Section 11(a)(5), but payment with respect to such Other Stock-Based Award for a Participant who is a “specified employee” within the meaning of Section 409A of the Code and as designated by the Committee will be made on the first day of the seventh month following the date of the Participant’s Termination of Employment.

(b) DEFINITION OF CHANGE IN CONTROL.  A “Change in Control” means any of the following events:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Stock (the “Outstanding Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), provided, however, that the following acquisitions will not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction described in clauses (A), (B) and (C) of paragraph (3) of this Section 11(b); or

(2) Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual’s becoming a director after the effective date of the Plan whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately before the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of the transaction owns the Company or all or substantially all of the assets of the Company either directly or indirectly through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of the corporation except to the extent that the Person owned 20% or more of the Outstanding Stock or Outstanding Securities before the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination; or

(4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 12.  Plan Amendment and Termination

The Board may amend, suspend or terminate the Plan at any time, provided that no such amendment will be made without stockholder approval if such approval is required under applicable law, or if such amendment would increase the total number of shares of Stock that may be distributed under the Plan. Except as otherwise provided under Section 4, Stock Options may not be repriced (whether through modification of the exercise price of the Stock Option after the date of grant or through an option exchange program) without the approval of the Company’s stockholders.

Except as set forth in any Award agreement, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

Section 13.  Payments and Payment Deferrals

Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee may determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Stock equivalents. Notwithstanding the foregoing, (a) no action will be taken or authorized pursuant to this Section 13 to the extent that it would violate the requirements of Section 409A of the Code or cause any Stock Option or SAR to be considered to provide for the deferral of compensation within the meaning of Section 409A of the Code, and (b) the Committee shall not provide for a cash buyout of any Options or the cancellation of any Options for a payment in cash at a time when the Spread Value with respect to the Stock Options is less than zero without shareholder approval.

Section 14.  Dividends and Dividend Equivalents

The Committee may provide that any Awards under the Plan, other than Stock Options or SARs, earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Stock or Stock equivalents to the extent permitted by applicable law. Any grant of dividends or dividend equivalents to the extent the grant is made to a Participant who is or could be subject to Section 409A of the Code with respect to such grant or any Award to which the grant is related shall be made on such terms either that shall comply with the requirements of Section 409A of the Code or that are not subject to Section 409A of the Code.

Section 15.  Transferability

Except to the extent permitted by the Award agreement, either initially or by subsequent amendment, Awards will not be transferable or assignable other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of the recipient only by the recipient.

Section 16.  Award Agreements

Each Award under the Plan will be evidenced by a written agreement (which need not be signed by the recipient unless otherwise specified by the Committee or otherwise provided under the Plan) that sets forth the terms, conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event of the recipient’s Termination of Employment. The Committee may amend an Award agreement, provided that no such amendment may materially and adversely affect an outstanding Award without the Award recipient’s consent.

Section 17.  Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; however, unless the Committee otherwise determines, the structure of such trusts or other arrangements must be consistent with the “unfunded” status of the Plan.

Section 18.  General Provisions

(a) The Committee may require each person acquiring shares of Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock or other securities delivered under the Plan will be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Stock is then listed and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Payment of Awards in Stock or otherwise shall not be made unless the payment and the issuance and delivery of shares of Stock pursuant thereto comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Nothing contained in this Plan will prevent the Company or a Subsidiary or Affiliate from adopting other or additional benefit arrangements for its employees or directors.

(c) The adoption of the Plan will not confer upon any employee any right to continued employment nor will it interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment of any employee at any time. To the extent that an employee of a Subsidiary or Affiliate receives an Award under the Plan, that Award can in no event be understood or interpreted to mean that the Company is the employee’s employer or that the employee has an employment relationship with the Company.

(d) Except as otherwise provided under Section 8(a)(4), no later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal, state, local, or foreign income or social security tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Stock, including Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Subsidiaries or Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Stock.

(e) On receipt of written notice of exercise, the Committee may elect to cash out all or a portion of the shares of Stock for which a Stock Option is being exercised by paying the Participant an amount, in cash or Stock, equal to the Spread Value of such shares on the date such notice of exercise is received.

(f) All notices of Good Reason to the Company, requests for hearings by the Committee with respect to a termination for Cause and any other communications to the Company related thereto shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company as follows:

Township Line & Union Meeting Roads
Unisys Way
Blue Bell, Pennsylvania 19424
United States of America
Attention: General Counsel

or to such other address as the Company shall have furnished to the Participant in writing. All notices and communications hereunder shall be effective when actually received by the addressee.

(g) The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania’s conflict of laws rules.

(h) If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability will not affect the remaining parts of the Plan, and the Plan will be enforced and construed as if such provision had not been included.

(i) Any reference in the Plan to a provision of the Code, the Exchange Act or other law may be interpreted by the Committee, in its discretion, to encompass any successor provision of the law.

(j) If approved by stockholders of the Company, the Plan will be effective as of April 29, 2010.

(k) No Award may be granted under the Plan after April 28, 2020.